Exhibit 10.51

SHAREHOLDERS AGREEMENT

AMONG

(1) WHITE HORSE INTERVEST LIMITED

and

(2) BOLS SP. Z O.O.

and

(3) CENTRAL EUROPEAN DISTRIBUTION CORPORATION

and

(4) COPECRESTO ENTERPRISES LIMITED

relating to

COPECRESTO ENTERPRISES LIMITED

CONTENTS

		Page
1.	Definitions and Interpretation	3

2.	Shareholder Warranties	4

3.	The Business of the Company, its Purpose, and Dealings with Shareholders	5

4.	Funding and Dividend Policy	6

5.	Constitution and Meetings of the Board	7

6.	Shareholders’ Meetings	11

7.	Control and Management of the Company	13

8.	Conduct of the Company	13

9.	Preparation and Dissemination of Information	18

10.	Shareholders’ Undertakings	19

11.	Restrictions on Share Dealings	22

12.	Deadlock	26

13.	Default	26

14.	Transfers of Shares Upon Default	29

15.	Guarantee of CEDC	30

16.	Termination	30

17.	Announcements	31

18.	Confidentiality	31

19.	Notices	32

20.	Costs	34

21.	General	34

Schedules

1.	Definitions

2.	Key Decisions

3.	Licenses

4.	New Production Facilities

5.	Term Sheet

6.	Deed of Adherence

7.	Company Articles

8.	Base Strategic Plan

9.	Certain Employees

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is entered into on 13 March, 2008 among:

(1)	WHITE HORSE INTERVEST LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered office is at P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands (“White Horse”);

(2)	BOLS SP. Z O.O., a limited liability company incorporated under the laws of the republic of Poland whose registered office is at ul. Kowanowska 48, 64-600 Oborniki Wielkopolskie, Poland (“Bols”); and

(3)	CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a company incorporated under the laws of the State of Delaware whose registered office is at 2 Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania, 19004, USA (“CEDC” and together with Bols, the “CEDC Shareholders”); and

(4)	COPECRESTO ENTERPRISES LIMITED, a company incorporated under the laws of the Republic of Cyprus whose registered office is at Arch Makariou III, 2-4 Capital Center, 9th floor P.C. 1065, Nicosia, Cyprus (the “Company”).

WHEREAS, the Company has an authorised share capital of $4,000 divided into 4,000 Shares of $1.00 each, which Shares have been issued and are legally and beneficially owned by White Horse.

WHEREAS, pursuant to and on and subject to the terms and conditions of a share purchase agreement between the CEDC Shareholders, William V. Carey and White Horse dated 11 March, 2008 (the “SPA”), the CEDC Shareholders have together agreed to acquire 3,400 of those Shares (being 85 per cent. of the outstanding and issued share capital of the Company) from White Horse.

WHEREAS, the parties are entering into this Agreement for the purpose of setting out:

(a)	certain agreed matters relating to the business, financing, conduct and management of the Company and its Subsidiaries; and

(b)	their rights, duties and obligations with respect to the Company, its Subsidiaries and each other as shareholders of the Company.

WHEREBY IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement and the Schedules to it the capitalized terms set out in Schedule 1 shall have the meanings therein ascribed thereto.

1.2	Interpretation

In this Agreement, unless otherwise specified:

(a)	references to Clauses, sub-Clauses, paragraphs, sub-paragraphs and Schedules are references respectively to clauses, sub-clauses, paragraphs and sub-paragraphs of, and to Schedules to, this Agreement;

(b)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(c)	headings to Clauses and Schedules are for convenience only and do not affect the interpretation of this Agreement;

(d)	the Schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include a reference to the Schedules;

(e)	references to this Agreement, or to any other document, or to any specified provision of this Agreement or any other document, are to this Agreement, that document or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

(f)	references to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established, together with its successors and assigns;

(g)	references to a “person” shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality), together with its successors and assigns;

(h)	words importing the singular include the plural and vice versa, words importing a gender include every gender;

(i)	references to a “party” or “parties” means a party or the parties to this Agreement;

(j)	references to “indemnify” and “indemnifying” any person against any matter or circumstance include indemnifying and keeping that person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that matter or circumstance;

(k)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(l)	references to “US dollars,” “dollars” or to “$” shall be construed as references to the lawful currency for the time being of the United States of America; and

(m)	general words shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of acts, matters or things.

2.	SHAREHOLDER WARRANTIES

Each Shareholder warrants to each of the other parties that:

(a)	(unless a natural person) such Shareholder has been duly organised, properly registered as a legal entity and is validly existing under the laws of the jurisdiction of its organisation;

(b)	it has full power to enter into and perform its obligations under this Agreement and has taken all necessary corporate and other action to approve and authorise the transactions contemplated by this Agreement;

(c)	this Agreement constitutes its valid and binding obligations enforceable in accordance with its terms, subject to general principles of equity and laws affecting creditors’ rights generally; and

(d)	all relevant consents (if any) to its entering into this Agreement have been obtained and neither the entering into nor the performance by it of its obligations under this Agreement will constitute or result in any breach of any contractual or legal restriction binding on it or on its assets or undertaking.

3.	THE BUSINESS OF THE COMPANY, ITS PURPOSE, AND DEALINGS WITH SHAREHOLDERS

3.1	Purpose

The purpose of the Company and the Group shall be to carry on the businesses of the production, marketing, distribution, and sale of alcoholic beverages and matters incidental to or in support of such businesses (the “Business”).

3.2	Non-Competition, Dealings with Shareholders

(a)	White Horse undertakes to the Company that it will not, and that it will procure that none of its Affiliates will, either alone or in conjunction with or on behalf of any other person, during the period that is the shorter of (x) the period in which it (or any of its Affiliates) legally or beneficially own any Shares and (y) the five-year period beginning with the date hereof, unless otherwise approved in writing by CEDC, be engaged or be directly or indirectly interested in carrying on any business in the geographic areas in which the Business is conducted as at the date of this Agreement that competes in any respect with the Business as conducted as at the date of this Agreement (except (i) as the holder of securities listed for public trading if such holding does not permit Control of the issuer of such securities nor constitute more than five per cent. of the issued securities of such issuer and (ii) as the holder of securities not listed for public trading if the issuer of such securities is not engaged in the production of alcohol in Russia to an extent which accounts for more than ten per cent. of the gross revenues of such issuer).

(b)	Notwithstanding anything contained to the contrary in this Clause 3.2:

(i)	the holding or maintaining of any rights to brands or other intellectual property rights, including the Urozhay Brand; and

(ii)	the production, marketing, distribution, or sale by White Horse and all of its Affiliates of no more than 1,000 litres per year of alcoholic beverages per brand,

shall not be deemed a breach of Clause 3.2, PROVIDED THAT White Horse and each of its relevant Affiliates shall use its commercially reasonable efforts to dispose of its intellectual property rights to the Urozhay Brand within the period of 12 months following the date of this Agreement (or, if the sale of the Urozhay Brand reasonably appears to be forthcoming, within the period of 18 months following the date of this Agreement), and, in any event, shall cease and terminate all of its business carried on thereunder on or before the date falling 12 months following the date of this Agreement (or, if the sale of the Urozhay Brand reasonably appears to be forthcoming, within the period of 18 months following the date of this Agreement, or such longer period as the parties shall agree).

(c)	Each undertaking contained in Clause 3.2 shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to be binding.

(d)	Any dealings between a Shareholder (or such Shareholder’s Affiliate) and a member of the Group shall be undertaken on an arm’s-length basis.

4.	FUNDING AND DIVIDEND POLICY

4.1	Funding Policy

The Shareholders shall procure that the Directors cause, to the extent lawful and to the extent possible, the overall financial policy of the Group to be as follows:

(a)	the activities and any expansion of the Group shall be financed from its own resources (including, where practical and efficient, credit facilities provided by third party lenders, or, subject to the terms hereof, the CEDC Group, funds provided by counterparties under advance payment agreements and other sources of credit);

(b)	if the Board determines in its reasonable judgment that the Group is unable to satisfy its Operational Financial Requirements from the resources of the CEDC Group or from the Group’s own resources (including from third party sources of credit on a practical and efficient basis as aforesaid) after exercising commercially reasonable endeavours to do so, then the Board shall give a Funding Notice to the Shareholders and the provisions of Clause 4.2 shall apply; PROVIDED, HOWEVER, THAT in no event will a Shareholder be obliged to fund (by way contributions to share capital, loans, or otherwise) more than its Specified Proportion of the Operational Financial Requirements.

4.2	Funding

(a)	Subject to Clause 4.2(b), each Shareholder undertakes to the other Shareholder that within ten Business Days after the receipt of a Funding Notice given in accordance with Clause 4.1(b), it shall subscribe for shares in the share capital of the Company for an aggregate subscription price equal to, its Specified Proportion of the amount of additional capital specified in the Funding Notice.

(b)	If the Board specifies in the Funding Notice that each Shareholder shall lend the amount of additional capital to the Company, each Shareholder undertakes to the other Shareholders that within ten Business Days after the receipt of the Funding Notice, it shall lend to the Company an amount equal to its Specified Proportion of the amount of additional capital specified in the Funding Notice.

(c)	In the event that a Shareholder fails to perform its obligations under Clauses 4.2(a) or 4.2(b) (the “Breaching Shareholder”), the other Shareholder can elect by notice in writing to the Breaching Shareholder and the Company to undertake any part or all of the obligations of the Breaching Shareholder set out in the Funding Notice.

4.3	Company Obligations

Prior to the making or permitting of any loan to, or contribution to share capital of, any member of the Group, the Shareholders shall consider the minimum financial obligations required to operate that member in the ordinary course of business.

4.4	Dividend Policy

As soon as reasonably practicable after the end of each quarter of each Financial Year and at such other time(s) as the Board shall specify, the Board shall determine and cause the distribution of the some or all of the net profits of the Company available for distribution for that period to the Shareholders. The Board shall, in making that determination, take into account the provisions of applicable law, the Articles and the reasonable financial requirements of the Group for the following 12 months. To the extent permitted under applicable law, unless the CEDC Shareholders and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) otherwise agree, the Shareholders will procure that the Board will cause at least fifty per cent. of the Distribution Amount of the Company to be promptly distributed to the Shareholders in the Specified Proportions by way of dividend or, if the Shareholders agree, through the proportional redemption or repurchase of Shares or other Equity Interests of the Company. The Shareholders agree that the Company shall cause, so far as it is lawfully able to do so, each other member of the Group to distribute a sufficient amount of net profits of such member to permit the Company to distribute at least fifty per cent. of the Distribution Amount.

5.	CONSTITUTION AND MEETINGS OF THE BOARD

5.1	Number of Directors

Unless the Shareholders agree otherwise, the number of Directors shall be five.

5.2	Appointment and Removal of Directors

(a)	Subject to the Minimum Holding Condition, White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) shall be entitled to appoint at least two Directors, at least one of whom shall be a Cypriot Resident, and shall be exclusively entitled to remove or replace any Directors appointed by them.

(b)	The CEDC Shareholders (or as the case may be their permitted assignee(s) to whom their rights under this Agreement have been assigned pursuant to Clause 11.1) shall together be entitled to appoint three Directors, at least two of whom shall be Cypriot Residents, and shall be exclusively entitled to remove or replace any Directors appointed by them.

(c)	The Chairman shall be a Director nominated by the Board from amongst the CEDC Directors.

5.3	Freedom to Pass Information

Any Director appointed under Clause 5.2 shall be entitled to pass to the Shareholder appointing him full details of any information which may come into his possession as Director. For the avoidance of doubt, such information shall be subject to the provisions set out in Clause 18.

5.4	Directors’ Fees

(a)	Subject to Clause 5.4(b), Directors shall be not be entitled to receive or be reimbursed, by the Company or the Group, any directors’ fees for their services as Directors or to reimbursement for their reasonable out-of-pocket expenses incurred in attending Board meetings. For the avoidance of doubt, the party appointing a Director may make arrangements to pay such a fee or provide such reimbursements to such Director themselves.

(b)	Notwithstanding Clause 5.4(a), Directors shall be entitled:

(i)	to receive from the Company such fees as are required to be paid to them pursuant to the mandatory provisions of applicable law; and

(ii)	if they are Cypriot Residents and not otherwise an employee of White Horse or any of its Affiliates or of CEDC or any of its Affiliates, to receive such reasonable fee as is agreed with the Company, together with expenses (to the extent so agreed), in each case from the Company.

5.5	Resignation of Appointed Directors

Prior to a Shareholder ceasing to be a Shareholder, it shall vote its Shares (together with the other Shareholders, if necessary) and otherwise do all acts or things necessary to procure the resignation or removal of each Director whom it has appointed. That resignation shall be both from office as a Director and, if applicable, as an employee of the Company and/or any other relevant member of the Group. The relevant Shareholder shall use its reasonable endeavours to procure that each resigning Director shall deliver to the Company a letter, executed as a deed, acknowledging that he has no claim of any kind outstanding against the Company save for unpaid salary and expenses (if any). If the resigning Director is also an employee of the Company, the relevant Shareholder shall use its reasonable endeavours to procure that the resigning Director shall also acknowledge in such letter that he or she has no claim for compensation for wrongful dismissal or unfair dismissal (or any analogous claim); no entitlement to any payment for redundancy; and no claim in respect of any other moneys or benefits due to him or her from the Company save for unpaid salary and expenses (if any) arising out of his or her employment or termination and that such acknowledgement be made in accordance with all necessary formalities as may be required by law. To the extent that a relevant Shareholder does not or is unable to procure the delivery by a resigning Director whom it has appointed to deliver such a letter as aforesaid (together, where relevant, with the acknowledgements as aforesaid), that Shareholder shall indemnify and hold harmless the Company in respect of all its costs, claims, expenses, damages, losses, actions, suits and other things which and to the extent it would not have suffered but for the non-delivery of such letter (and, where relevant, acknowledgment).

5.6	Shareholders’ Right to Request Board Meetings

In addition to the powers of the Board to call meetings as set out in the Articles, a Board meeting may be convened on the application of White Horse or either of the CEDC Shareholders (or as the case may be any of their permitted assignees to whom any of their respective rights under this Agreement have been assigned pursuant to Clause 11.1) at any time by request to the Secretary. Save where White Horse, either of the CEDC Shareholders or their permitted transferees as aforesaid require the Board to approve the appointment (or as the case may be resignation or removal) of a Director pursuant to and in accordance with their rights hereunder, each acknowledge (on behalf of themselves and each of their permitted assignees to whom any of their respective rights under this Agreement have been assigned pursuant to Clause 11.1) that they will ordinarily expect to convene meetings of the Board through and by the request of the Director(s) appointed pursuant to Clause 5.2.

5.7	Notice of Board Meetings

Unless otherwise agreed by all of the Directors, at least five Business Days’ prior notice of any meeting of the Board shall be given by the Secretary to each Director at his or her last known address. If the meeting of the Board is to be convened pursuant to Clause 5.6, the Secretary shall give such notice to each Director within two Business Days of a request from the relevant Shareholder. The notice of the meeting of the Board shall set forth a short agenda of the business to be conducted at the meeting, which agenda shall include the matters described in any such request where such meeting is convened in connection with such a request. No business shall be conducted at a meeting that is not referred to in the notice, except with the consent of all Directors. The right of a member of the Board to receive a notice may be waived by that member of the Board in writing.

5.8	Frequency, Language, and Location of Board Meetings

Unless otherwise agreed by the Shareholders, the Board shall meet at intervals of not more than three months. All Board meetings shall take place at a location mutually convenient to the Board as the Board shall agree. All Board meetings shall be conducted in English with, upon the prior request of any Director, simultaneous translation into Russian provided at the expense of the Company but otherwise arranged by (or on the behest of) the Director requesting the same.

5.9	Appointment of Alternate Directors

Each Director shall be entitled to appoint, in writing, one alternate to represent him at any meeting of the Board at which he is unwilling or unable to be present. Alternate directors may only be excluded from part or all of any Board meeting, if the remaining Directors determine, upon advice of external legal counsel, that excluding them is necessary to preserve legal privilege of the subject matter of such meeting. No vote, however, shall be taken on any matter while any alternate director is so excluded. An alternate who is present for a meeting of the Board but excluded from such meeting shall nevertheless be counted for purposes of determining whether the meeting is quorate. A Director who is a Cypriot Resident may only appoint an alternate if that alternate is also a Cypriot Resident.

5.10	Quorum for Board Meetings

(a)	Subject to this Clause 5.10, the quorum necessary for a meeting of the Board shall be three Directors who are Cypriot Residents present in person or by alternate at the commencement of the meeting, PROVIDED, HOWEVER, THAT one such Director (or the alternate thereof) shall be a White Horse Director.

(b)	If a quorum is not constituted at such Board meeting within 30 minutes from the time appointed for the meeting (or such longer time as the persons present may all agree to wait), then the meeting shall be adjourned pending subsequent reconvening pursuant to Clause 5.10(c).

(c)

A meeting adjourned under Clause 5.10(b) shall be reconvened not more than three Business Days from the date of the original meeting. Notice of the time, date and place for such reconvening of the adjourned meeting shall be provided by the Secretary to all Directors at least two Business Days prior to the reconvening. At such reconvened meeting, the quorum necessary for a meeting of the Board shall be three Directors who are Cypriot Residents present in person or by alternate at the commencement of the meeting, PROVIDED, HOWEVER, THAT one such Director (or the alternate thereof) shall be a White Horse Director.

(d)	If a quorum is not constituted at a Board meeting convened pursuant to Clause 5.10(c) within 30 minutes from the time appointed for the meeting (or such longer time as the persons present may all agree to wait), then the meeting shall be adjourned pending subsequent reconvening pursuant to Clause 5.10(e).

(e)	A meeting adjourned under Clause 5.10(b) shall be reconvened not more than three Business Days from the date of such meeting. Notice of the time, date and place for such reconvening of the adjourned meeting shall be provided by the Secretary to all Directors at least two Business Days prior to the reconvening. At such reconvened meeting, the quorum necessary for a meeting of the Board shall be two Directors who are Cypriot Residents present in person or by alternate at the commencement of the meeting.

(f)	Notwithstanding any provision herein to the contrary, no Board meeting shall be quorate unless each director not present in person or by alternate (and excluding those directors excusing themselves by sending notification thereof to the Chairman) has been afforded the opportunity to participate in such meeting by means of a telephone conference, video conference or other similar means as set out in Clause 5.13, and has been provided with the appropriate details with which to do so.

5.11	Votes at Board Meetings

At meetings of the Board:

(a)	each Director (or his alternate, in his absence) shall have one vote;

(b)	the Chairman shall not have a second or casting vote; and

(c)	save as this Agreement otherwise requires, a decision or resolution of the Board shall be valid if supported by the affirmative vote of a simple majority of Directors (if applicable, including alternates thereof) present.

5.12	Written Resolutions

A resolution in writing signed (including where signed by facsimile) by all of the Directors shall be as valid and effectual as if it had been passed at a meeting of Directors duly convened and held and may consist of several documents in the same form each signed by one or more Directors.

5.13	Phone or Video Conference

The Shareholders and the Company shall procure that each Director (or, if applicable, any alternate thereof) is afforded the opportunity to participate in a meeting of the Board by means of a telephone conference, video conference or other similar means which allows all persons participating in the meeting to hear and speak to each other. Persons participating in a meeting in this manner shall be deemed to be present at the meeting. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no group which is larger than any other group, where the Chairman of the Board is present.

6.	SHAREHOLDERS’ MEETINGS

6.1	Notice and Location of Shareholders’ Meetings

A Shareholders’ meeting may be called by any Shareholder at any time. No less than 21 days’ notice of each Shareholders’ meeting must be given by the Secretary to each Shareholder, the procedure for the giving of such notice to accord with the provisions of Clause 19. The Secretary shall set forth in such notice the date, time and place of the meeting and the business to be transacted at it. The Shareholders may agree in writing to a shorter period of notice, in which case the meeting shall be deemed to be properly called on such shorter notice. All Shareholders’ meetings shall take place at a location convenient to the Shareholders or the majority of holdings of them, or otherwise as the Shareholders may agree.

6.2	Quorum for Shareholders’ Meetings

(a)	The quorum for a meeting of the Shareholders shall be one duly authorised representative of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (subject to the Minimum Holding Condition) and one duly authorised representative of one of the CEDC Shareholders (or as the case may be their permitted assignee(s) to whom their rights under this Agreement have been assigned pursuant to Clause 11.1), in each case present in person or by proxy.

(b)	If a quorum is not constituted at such Shareholders’ meeting within 30 minutes from the time appointed for the meeting (or such longer time as the persons present may all agree to wait), then the meeting shall be adjourned pending subsequent reconvening pursuant to Clause 6.2(c).

(c)	A meeting adjourned under Clause 6.2(b) shall be reconvened not more than three Business Days from the date of the original meeting. Notice of the time, date and place for such reconvening of the adjourned meeting shall be provided by the Secretary to all Shareholders at least two Business Days prior to the reconvening. At such reconvened meeting, quorum shall be one duly authorised representative of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (subject to the Minimum Holding Condition) and one duly authorised representative of one of the CEDC Shareholders (or as the case may be their permitted assignee(s) to whom their rights under this Agreement have been assigned pursuant to Clause 11.1), in each case present in person or by proxy.

(d)	If a quorum is not constituted at Shareholders’ meeting convened pursuant to Clause 6.2(c) within 30 minutes from the time appointed for such meeting (or such longer time as the persons present may all agree to wait), then the meeting shall be adjourned pending subsequent reconvening pursuant to Clause 6.2(e).

(e)	A meeting adjourned under Clause 6.2(d) shall be reconvened not more than three Business Days from the date of such meeting. Notice of the time, date and place for such reconvening of the adjourned meeting shall be provided by the Secretary to all Shareholders at least two Business Days prior to the reconvening. At such reconvened meeting, such Shareholders as are present in person or by proxy at the time appointed for the meeting shall constitute a quorum, whatever their number.

(f)	Notwithstanding any provision herein to the contrary, no Shareholders’ meeting shall be quorate unless each shareholder not present in person or by proxy has been afforded the opportunity to participate in such meeting by means of a telephone conference, video conference or other similar means as set out in Clause 6.8, and has been provided with the appropriate details with which to do so.

6.3	Chairman and Secretary of Shareholders’ Meetings

The chairman of the Shareholders’ meetings shall not have a second or casting vote, and the Secretary shall be the secretary of all Shareholders’ meetings.

6.4	Exercising Votes of Those Not Present

Each Shareholder shall be entitled to appoint any person to be his proxy who shall be entitled to attend and vote at a Shareholders’ meetings in place of such Shareholder, subject to entering into an appropriate undertaking regarding confidentiality. Instruments appointing such a proxy together with such undertakings as regards confidentiality shall be lodged with the Secretary at or prior to the start of the meeting or such longer period as is required under applicable law.

6.5	Votes at Shareholders’ Meetings

At Shareholders’ meetings, every Shareholder shall have one vote for every Share of which he is the holder at the relevant record date for the meeting.

6.6	Decisions by Majority

Save as this Agreement or applicable law otherwise requires, any decision to be made or given by the Shareholders shall be decided or agreed by Shareholders entitled to vote and owning a simple majority of Shares. All resolutions put to the Shareholders at Shareholders’ meetings and the Shareholders’ decisions thereon shall be recorded in writing and signed by the Chairman.

6.7	Attendance at Shareholders’ Meetings

Each Shareholder shall use its reasonable endeavours to ensure that it attends and remains in attendance in person or by proxy throughout each Shareholders’ meeting for which proper notice shall have been given.

6.8	Phone or Video Conference

The Shareholders and the Company shall procure that each Shareholder (including a proxy of a Shareholder) is afforded the opportunity to participate in a Shareholders’ meeting by means of a telephone conference, video conference or other similar means which allows all persons participating in the meeting to hear and speak to each other. Persons participating in a meeting in this manner shall be deemed to be present at the meeting and shall accordingly be accounted for the purposes of Clauses 6.2 through 6.7 inclusive. Such a meeting shall be deemed to take place where the largest group of those participating is assembled or, if there is no group which is larger than any other group, where the chairman of the Shareholders’ meeting is present.

7.	CONTROL AND MANAGEMENT OF THE COMPANY

7.1	Powers of Shareholders

The Shareholders may approve, ratify, adopt or take any action not delegated to the Board pursuant to Clause 7.2.

7.2	Powers of the Board

(a)	Subject to Clause 7.2(b), each Shareholder hereby delegates to the Board, to the maximum extent permitted by applicable law, the power to approve (i) any action, decision or plan affecting the Company, and (ii) the undertaking by the Company of any matter or any class of matters in respect of the Business, in both instances, subject to Clause 8. No White Horse Director may act on behalf of the Company (or permit or allow any other Person from believing him to act on behalf of the Company) without the prior approval of the Board.

(b)	If, under applicable law, the approval of, or other action by, the Shareholders is required to give effect to any decision or action taken, or that would have been taken but for a prohibition under applicable law against such action being taken, or taken solely, by the Board in accordance with this Agreement, the Shareholders shall vote their Shares to effect such approval or other action.

7.3	Company Secretary

The Secretary of the Company shall have the duties ascribed to it under applicable law and the Articles, and shall be appointed by the Board.

7.4	Auditor and Financial Statements

The Shareholders shall procure that the Board causes:

(a)	the auditors of the Company to be a reputable Cypriot accounting firm or a member firm of the network of independent firms known as PricewaterhouseCoopers, KPMG, Ernst & Young, or Deloitte; and

(b)	the accounting and financial reports of the Company to be prepared in accordance with IFRS with subsequent translation into GAAP.

8.	CONDUCT OF THE COMPANY

8.1	Key Decisions

Subject to the Minimum Holding Condition, the Shareholders shall procure that the Company shall not, and that the Company shall procure, to the extent within the Company’s power to do so, that none of the Subsidiaries shall:

(a)	without the affirmative vote of both White Horse Directors, do any of the things set out in Schedule 2A; or

(b)	without the affirmative vote of White Horse (or a simple majority of its permitted assignees to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1), acting itself or by proxy, do any of the things set out in Schedule 2B.

Each Shareholder shall use all reasonable endeavours to ensure that the Company observes its obligations under this Clause 8.1.

8.2	Annual Budget

(a)	Subject to the Minimum Holding Condition not later than three months prior to the start of each financial year, each of CEDC and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) shall discuss and negotiate, each acting reasonably and in good faith, with a view to agreeing, an annual budget denominated in Russian Rubles for the Consolidated Company for that financial year (the “Annual Budget”), and such Annual Budget shall be prepared with a similar organisation and detail as that of CEDC’s annual budget and in any event shall include the categories set out in the Base Strategic Plan.

(b)	Subject to the Minimum Holding Condition, the Shareholders shall procure that the Company shall not approve the Annual Budget or any portion thereof without the affirmative vote of White Horse.

(c)	Subject to the Minimum Holding Condition, in the absence of an affirmative vote of White Horse as contemplated by Clause 8.2(b), the relevant Annual Budget will provide for and default to all such amounts as are set out in a three-year strategic plan agreed by the Parties from time to time in accordance with Clause 8.3, the first of which will be agreed upon by the Shareholders within 90 days of the date hereof and will include amounts for capital expenditures for each year that in aggregate over the three year period will be no less than 320,367,000 Russian Rubles and no more than 605,795,000 Russian Rubles and will be otherwise based on the categories and organization set out in Schedule 8 (the “Base Strategic Plan”). Should any category of the Base Strategic Plan provide for ranges of amounts rather than one concrete amount, the higher end of such range shall be deemed the designated amount for such category for purposes of Clause 8.6 and Schedule 2, and the lower end of such range shall be deemed the designated amount for such category for purposes of Clause 8.5.

(d)	White Horse shall, and shall procure that the White Horse Director shall, consider and discuss in good faith with CEDC any proposals as CEDC may reasonably put to it for the approval of White Horse as contemplated by Clause 8.2(b), shall ensure that such approval is not unreasonably delayed or unreasonably withheld and shall ensure that the reasons for any such approval being so withheld are made available and known to CEDC.

For purposes of Clause 8.2(d) above, with respect to any withholding of an approval, “unreasonableness” shall be based on what would be unreasonable for a shareholder situated in substantially the same position as White Horse at the time of such withholding.

8.3	Base Strategic Plan

Subject to the Minimum Holding Condition, upon mutual agreement of CEDC and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1), and in any event:

(a)	one year prior to the expiry of the Base Strategic Plan; or

(b)

if at the end of any year the reasonably projected performance of the Consolidated Company for such year (as measured by EBITDA as set out in the Base Strategic Plan) is greater than 105 per cent. or less than 95 per cent. of the relevant line items set out in the Base Strategic Plan,

CEDC and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) shall discuss and negotiate, each acting reasonably and in good faith, with a view to agreeing a replacement three-year strategic plan, which, if and to the extent agreed, shall replace and update the Base Strategic Plan for all purposes of this Agreement.

8.4	Budget Instructions

Subject to the Minimum Holding Condition each of the CEDC Shareholders and, to the extent within its reasonable control, White Horse, or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1, shall procure that:

(a)	the Company instructs its key employees (and/or those of the relevant members of the Group) who are responsible for the financial control of Relevant Expenditure to comply with the Annual Budget.

(b)	each member of the Group and their respective boards of directors and management comply in all material respects with all decisions of the Company’s Board, including those related to the Annual Budget approved in accordance with the terms hereof.

8.5	Shortfall Situations

Subject to the Minimum Holding Condition, CEDC will procure that if, with respect to any quarter, any action or inaction by employees or directors of any member of the Group has resulted (at the end of that relevant quarter) in a Relevant Expenditure being less than the Relevant Underspend Percentage of the corresponding projected expenditure for each relevant category as set forth for the relevant quarter in the Annual Budget, as multiplied by the fraction of which the numerator is the actual amount of Sales during such quarter (which for purposes of this Clause 8.5 will be deemed to be no less than the Sales Floor Percentage of the amount of Sales as set forth for the relevant quarter in the Annual Budget) and the denominator is the projected amount of Sales as set forth for the relevant quarter in the Annual Budget (a “Shortfall Situation”):

(a)	the Board will promptly be notified of such Shortfall Situation;

(b)

a meeting of the Board will be called, in accordance with Clause 5, within five Business Days thereof, wherein such Shortfall Situation and the reasons therefor shall be discussed, and in particular whether such Shortfall Situation was primarily due to a Qualifying External Circumstance. If the Board accepts the Qualifying External Circumstance, the relevant Shortfall Situation shall be deemed never to have occurred for all purposes of this Agreement, PROVIDED THAT such acceptance by the Board shall include (unless sufficient quorum for such meeting of the Board is established without them) the acceptance of both White Horse Directors. In the event that (where required) no acceptance of both White Horse Directors is forthcoming within 10 days of such meeting, CEDC may require the Board to delegate the determination of whether such Shortfall Situation was primarily due to a Qualifying External Circumstance to an independent arbitrator agreed between CEDC and White Horse, the determination of whom shall in the absence of fraud or manifest error be final and binding on the parties. The independent arbitrator shall be instructed to notify its determination, in writing, to the Board as soon as is reasonably practicable. In the event that the CEDC Directors and both White Horse Directors do not agree on an independent arbitrator within 30 days of such meeting, the matter shall be referred to arbitration in accordance with Clause 21.11. If the independent arbitrator, or as the case may be the arbitration conducted in accordance with Clause 21.11, so determines that such Shortfall Situation was primarily due to a Qualifying External Circumstance, the relevant Shortfall Situation shall be deemed never to have occurred for all purposes of this Agreement. Each party shall procure that all information reasonably related to the determination of, and otherwise reasonably requested of them by the independent arbitrator to determine, whether such Shortfall Situation was primarily due to a Qualifying External Circumstance, is provided to such independent arbitrator.

In the event that (x) the Board accepts that a Shortfall Situation was primarily due to a Qualifying External Circumstance, (y) an independent arbitrator determines that a Shortfall Situation was primarily due to a Qualifying External Circumstance in accordance with Clause 8.5(b), or (z) it is determined that a Shortfall Situation was primarily due to a Qualifying External Circumstance through the arbitration process in accordance with Clause 21.11, CEDC and White Horse (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) shall promptly discuss and negotiate a revised Annual Budget applicable for the remainder of the then existing financial year.

8.6	Overspend Situations

Subject to the Minimum Holding Condition, CEDC will procure that if with respect to any quarter, any member of the Group enters into a Binding Obligation without the consent of White Horse which results (at the end of that relevant quarter) in a Relevant Expenditure being more than the Relevant Overspend Percentage of the corresponding projected expenditure for each relevant category as set forth for the relevant quarter in the Annual Budget, as multiplied by the fraction of which the numerator is the actual amount of Sales during such quarter (which for purposes of this Clause 8.6 will be deemed to be no more than the Sales Ceiling Percentage of the amount of Sales as set forth for the relevant quarter in the Annual Budget) and the denominator is the projected amount of Sales as set forth for the relevant quarter in the Annual Budget (an “Overspend Situation”):

(a)	the Board will promptly be notified of such Overspend Situation;

(b)

a meeting of the Board will be called, in accordance with Clause 5, within five Business Days thereof, wherein such Overspend Situation and the reasons therefor shall be discussed, and in particular whether such Overspend Situation was primarily due to a Qualifying External Circumstance. If the Board accepts the Qualifying External Circumstance, the relevant Overspend Situation shall be deemed never to have occurred for all purposes of this Agreement, PROVIDED THAT such acceptance by the Board shall include (unless sufficient quorum for such meeting of the Board is established without them) the acceptance of both White Horse Directors. In the event that (where required) no acceptance of both White Horse Directors is forthcoming within 10 days of such meeting, CEDC may require the Board to delegate the determination of whether such Overspend Situation was primarily due to a Qualifying External Circumstance to an independent arbitrator agreed between CEDC and White Horse, the determination of whom shall in the absence of fraud or manifest error be final and binding on the parties. The independent arbitrator shall be instructed to notify its determination, in writing, to the Board as soon as is reasonably practicable. In the event that the CEDC Directors and both White Horse Directors do not agree on an independent arbitrator within 30 days of such meeting, the matter shall be referred to arbitration in accordance with Clause 21.11. If the independent arbitrator or as the case may be the arbitration conducted in accordance with Clause 21.11 so determines that such Overspend Situation was primarily due to a Qualifying External Circumstance, the relevant Overspend Situation shall be deemed never to have occurred for all purposes of this Agreement. Each party shall procure that all information reasonably related to the determination of, and otherwise reasonably requested of them by the independent arbitrator to determine, whether such Overspend Situation was primarily due to a Qualifying External Circumstance, is provided.

8.7	Proposals

In the event that (x) the Board does not accept that an Overspend Situation or a Shortfall Situation as the case may be was primarily due to a Qualifying External Circumstance, (y) the independent arbitrator does not determine that such Overspend Situation or a Shortfall Situation as the case may be was primarily due to a Qualifying External Circumstance in accordance with Clauses 8.5(b) or 8.6(b), or (z) it is not determined that such Overspend Situation or a Shortfall Situation as the case may be was primarily due to a Qualifying External Circumstance through the arbitration process in accordance with Clause 21.11:

(a)	subject to Clause 8.7(b), the relevant Overspend Situation or Shortfall Situation as the case shall be deemed for all purposes of this Agreement to have occurred due to reasons other than a Qualifying External Circumstance; and

(b)	White Horse (or as the case may be its permitted assignees to whom its rights under this Agreement have been assigned pursuant to Clause 11.1) may, at its discretion, propose within ten Business Days following a meeting of the Board called for purposes of discussing such Overspend Situation or Shortfall Situation (which, for the avoidance of doubt may be called by White Horse or any White Horse Director), or as the case may be within ten Business Days following the determination of the independent arbitrator or through arbitration regarding the disputed Qualifying External Circumstance, a written proposal to address such Shortfall Situation or as the case may be Overspend Situation (the “Proposal”). Such Proposal must set out in objective terms what must be done by the Consolidated Company to satisfy it and what the timescales for such matters are, including the final date on which the matters set out in the Proposal are to be satisfied in full (the “Final Date”). To the extent that the Consolidated Company satisfies a Proposal made in accordance with this Clause 8.7 in full by the Final Date, the relevant Shortfall Situation or as the case may be Overspend Situation shall be deemed never to have occurred for all purposes of this Agreement.

8.8	Enforcement of the Company’s Rights

Notwithstanding anything in this Agreement to the contrary, any right of action against a Shareholder or Affiliate of a Shareholder that the Company may have in respect of a breach of any obligation owed to the Company shall be prosecuted by the Director(s) (or their alternates) appointed by the Shareholders which are not, or whose Affiliates are not, responsible for such breach to the exclusion of the others. Such Directors (and their alternates) shall have full authority on behalf of the Company to negotiate, litigate and settle any claim arising out of the breach or exercise of any right of termination arising out of the breach.

8.9	Debt to Equity Ratio

The Company undertakes, and the Shareholders undertake to cause the Company, to maintain at the end of each Financial Year, a Debt to Equity Ratio of not more than 3:1.

8.10	Encumbrances over the Shares

Notwithstanding anything to the contrary in this Agreement, any Shareholder shall be entitled to grant an Encumbrance over the Shares it holds for financing purposes, PROVIDED THAT the provisions of Clause 11.4 shall apply to any chargee enforcing such Encumbrance such that any such chargee shall be required to execute a Deed of Adherence in the form attached as Schedule 6 on (or before) enforcement of that Encumbrance.

8.11	Employees

(a)	For a period of six months beginning with the date hereof, (i) Bols and CEDC shall procure that the Company shall not, and the Company shall procure that none of the Subsidiaries shall, without the affirmative vote or written consent of White Horse (or a simple majority of its permitted assignees to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1), acting itself or by proxy, amend or terminate the employment agreements with the employees holding the positions set out in Schedule 9 and (ii) Bols and CEDC shall procure that the Company shall, and the Company shall procure that the Subsidiaries shall, upon receipt of joint written instructions from White Horse and CEDC to the Company, promptly terminate the employment agreements with the employees holding such positions set out in Schedule 9 as are described in such notice.

(b)	Within 90 days of the date hereof, the Shareholders shall endeavour in good faith to implement increased salary and improved incentive schemes for all employees of the Group.

9.	PREPARATION AND DISSEMINATION OF INFORMATION

9.1	Dissemination of Information

The Shareholders shall procure that the Board shall cause the preparation and dissemination to all Directors within 14 days of the end of every quarter (except for financial statements for the Company in respect of which the period shall be 35 days of the end of every quarter) the following financial and management information:

(a)	financial statements for the Company, on a consolidated basis, and cash flow forecasts;

(b)	cost statements and progress reports for the Business measured as against the Annual Budget; and

(c)	reports and forecasts of capital and operating expenditures.

The Shareholders shall procure that the Board shall cause the preparation and dissemination to all Directors the monthly management accounts (as soon as reasonably practicable following their finalisation), the Annual Budget (promptly following it being finalised for each financial year); and the daily sales update information for the Business (on a monthly basis). CEDC undertakes in good faith to convene a meeting of the directors as soon as practicable if White Horse reasonably requests such a meeting to discuss a material issue arising from the information provided under this Clause 9.1.

9.2	Right of Inspection

White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1), subject to the Minimum Holding Condition, and CEDC (or as the case may be its permitted assignee to whom CEDC’s rights under this Agreement have been assigned pursuant to Clause 11.1), shall have the right:

(a)	to inspect the books and records of the Company three times per year by its authorised representatives on reasonable notice during normal business hours; and

(b)	(at its own expense) to take away copies of or extracts from those books and records.

The Board shall ensure that all information which is given to one such Shareholder (save for information relating specifically to that Shareholder and only that Shareholder) by any member of the Group is given at the same time to the other such Shareholder.

9.3	Disclosures to the Board

Each of the CEDC Shareholders and White Horse (and each of their permitted assignees to whom any of their respective rights under this Agreement have been assigned pursuant to Clause 11.1) shall procure that each Director appointed by them pursuant to Clause 5.2 shall disclose to or update the Board as to each material action he has taken which has resulted in a member of the Group falling under a material legal obligation, or which is reasonably likely to result in a member of the Group falling under a material legal obligation, at the next following meeting of the Board.

9.4	Further Dissemination

For the avoidance of doubt, the information disseminated to Directors pursuant to Clause 9.1 may be passed by those directors to the persons appointing them pursuant to Clause 5.2. Such information shall, for the avoidance of doubt, be subject to Clause 18.

10.	SHAREHOLDERS’ UNDERTAKINGS

10.1	New Production Facilities

White House, with the cooperation of the Company, CEDC and Bols, undertakes to CEDC to procure, unless prohibited by applicable law, the purchase and installation of the New Production Facilities by the Company, as soon as practicably possible after the beginning of the Interim Period and in any event by the end of it. Each of CEDC, the Company and Bols undertakes to White Horse to cooperate fully in such actions as White Horse may reasonably request of it, as a Shareholder or through the board members appointed by it in accordance with the terms hereof, to enable White Horse to procure, unless prohibited by applicable law, the purchase and installation of the New Production Facilities by the Company as aforesaid.

10.2	CEDC Call Option

(a)

White Horse irrevocably grants (and shall procure that each of its Affiliates becoming Shareholders shall also grant) to CEDC, and CEDC hereby accepts and undertakes to accept, the option (the “Call Option”) to acquire from White Horse and each such

Affiliate all of the Shares held by them (the “Call Shares”), with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Call Shares, for aggregate consideration equal to the Option Purchase Price.

(b)	CEDC may exercise the Call Option in full (but not in part) at any time during the period commencing seven years after the date hereof and ending upon the earlier to occur of (i) delivery of a Default Notice or a Put Option Exercise Notice corresponding to all of the Shares held by White Horse and each of its Affiliates and (ii) ten years after the Final Closing by delivering written notice (the “Call Option Exercise Notice”) to White Horse.

(c)	From the date of delivery of the Call Option Exercise Notice by CEDC, White Horse and each of its relevant Affiliates shall be bound to sell, and CEDC shall be bound to purchase, the Call Shares on the terms substantially the same as those set out in the Term Sheet. The purchase will be completed as soon as reasonably practicable at the registered office of the Company or such other location as the parties may agree. If White Horse or any such Affiliate, after having become bound to transfer the Call Shares to CEDC, defaults in so doing, the Board shall authorise the execution of any necessary transfers of the Call Shares in favour of CEDC and a duly appointed representative of the Board will be deemed to have been appointed White Horse’s or such Affiliate’s attorney with full power to execute, complete and deliver, in the name of and on behalf of White Horse or as the case may be such Affiliate, a transfer of the Call Shares, and shall cause CEDC to be entered in the register of the Company as the holder of the Call Shares. CEDC shall forthwith pay the Option Purchase Price directly to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate) by deposit of immediately available funds to such bank and account as it may designate in writing for that purpose or, if White Horse or such transferee fails to designate such a bank and/or account, then to such bank and account that CEDC shall designate in writing for the deposit of such funds to be held for the account or on behalf of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate).

(d)	The provisions of Clauses 11.1, 11.2 and 11.3 shall not apply in the event that a Call Option Exercise Notice is served.

10.3	White Horse Put Option

(a)	CEDC irrevocably grants to White Horse and each of its Affiliates as become Shareholders, and White Horse hereby accepts (and shall procure that each of its Affiliates becoming Shareholders shall also accept), the option (the “Put Option”) to cause CEDC to acquire from White Horse and each such Affiliate any or all of the Shares held by them (the “Put Shares”), with full title guarantee free from all Encumbrances and together with all rights that attach (or may in the future attach) to the Put Shares, for aggregate consideration equal to the Option Purchase Price.

(b)

White Horse may exercise the Put Option (on behalf of itself and each of its Affiliates as become Shareholders) one or more times during the period commencing three years after the date hereof and ending upon the earlier to occur of: (i) delivery of a Default Notice or the Call Option Exercise Notice and (ii) ten years after the Final Closing, by delivering written notice (the “Put Option Exercise Notice”), which notice shall include details of the bank account to which the Option Purchase Price shall be paid to CEDC. White Horse may also exercise the Put Option (on behalf of itself and each of its Affiliates as become Shareholders) one or more times within the three months following Bols suffering a Change of Control such that CEDC no longer controls Bols (within the meaning set out in the definition of Change of Control herein), or at any time within the three months following CEDC itself suffering a Change of Control by delivering written notice (also a “Put Option Exercise Notice”) to CEDC.

(c)	From the date of delivery of the Put Option Exercise Notice by White Horse, CEDC shall be bound to purchase, and White Horse and each of its relevant Affiliates shall be bound to Sell, the Put Shares on the terms substantially the same as those set out in the Term Sheet. The purchase will be completed as soon as reasonably practicable at the registered office of the Company or such other location as the parties may agree. CEDC shall forthwith pay the Option Purchase Price directly to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate) by deposit of immediately available funds to such bank and account as it may designate in writing for that purpose.

(d)	The provisions of Clauses 11.1, 11.2 and 11.3 shall not apply in the event that a Put Option Exercise Notice is served.

(e)	Notwithstanding anything to the contrary in this Clause 10.3, White Horse shall not be permitted to exercise the Put Option (other than in respect of all (and not some only) of the Shares held by White Horse and each of its Affiliates) if the amount of Shares subject to such exercise is less than one per cent. of the total number of outstanding Shares at the relevant time.

10.4	Right of Refusal for Future Acquisitions

Prior to CEDC acquiring any interest in a Russian Business Venture, it shall comply with the following provisions of this Clause 10.4.

(a)	At least 60 days prior to CEDC acquiring a Russian Business Venture or any interest in any Russian Business Venture, CEDC shall give notice in writing (an “Russian Venture Offer Notice”) to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) and the Company offering to assign its rights to acquire such venture or interest therein to the Company in accordance with this Clause 10.4. The offer will be open for a period of 60 days from the date of the Russian Venture Offer Notice (the “Russian Venture Acceptance Period”).

(b)	The Russian Venture Offer Notice shall describe the Russian Business Venture or interest therein to be acquired in summary detail, provide copies of all agreements and documents executed in connection with such acquisition, provide or make available all due diligence material in the possession or control of CEDC, relating to such acquisition, and give details of the identity of the seller of such Russian Business Venture or an interest therein and the terms of such acquisition, including the consideration to be paid in connection therewith (the “Russian Venture Sale Price”). Any time within the Russian Venture Acceptance Period, White Horse may accept the offer described in the Russian Venture Offer Notice on behalf of the Company by giving notice in writing (the “Russian Venture Acceptance Notice”) of that acceptance to CEDC. The Russian Venture Acceptance Notice shall specify the place and time (being not earlier than 21 and not later than 60 days after the date of the Russian Venture Acceptance Notice) at which the sale of the rights to acquire such Russian Business Venture or an interest therein will be completed.

(c)	CEDC will be bound to transfer the rights to acquire such Russian Business Venture or an interest therein to the Company, and the Shareholders will cause the Company to bind itself to acquire such Russian Business Venture, at the time and place specified in the Russian Venture Acceptance Notice, and the Shareholders shall procure that the payment of the Russian Venture Sale Price for such Russian Business Venture or an interest therein will be made by the Company to CEDC.

10.5	Further Assurances

Subject to Clause 3.2, each of the Shareholders undertakes to the others to do, execute and perform (and to procure that all third parties directly or indirectly under their respective Control do, execute and perform) all such further deeds, documents, acts, assurances and things as may reasonably be required to carry out the provisions and intent of this Agreement and the Articles. Where any obligation in this Agreement is expressed to be undertaken or assumed by a party, that obligation is to be construed as requiring the party concerned to apply commercially reasonable efforts to exercise all voting rights and other then existing powers of corporate or contractual control over the affairs of any other person (including specifically any subsidiary of such party) that it is able to exercise (whether directly or indirectly) in order to secure performance of such obligation.

11.	RESTRICTIONS ON SHARE DEALINGS

11.1	Permitted Transfers

(a)	A Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) (the “Transferor”) may at any time transfer all or any Shares in the Company held by such Shareholder (the “Relevant Shares”) to any Person that is a 100% Affiliate of an Original Ultimate Parent, in which case such Transferor may if it so wishes assign all but not part of the rights arising under this Agreement to such transferee, and such transferee shall assume all but not part of the obligations of an applicable Shareholder arising under this Agreement. The Transferor shall procure that such transferee signs the Deed of Adherence in the form attached as Schedule 6.

(b)	Subject to this Clause 11.1, if a Shareholder subsequently ceases to be a 100% Affiliate of its Original Ultimate Parent, it will forthwith transfer the Relevant Shares to a 100% Affiliate of the Original Ultimate Parent. If it does not so transfer its Shares within 14 days of ceasing to be a 100% Affiliate of the Original Ultimate Parent, the other Shareholder shall be entitled (but not obliged) to serve a Default Notice to such Shareholder ceasing to be a 100% Affiliate of its Original Ultimate Parent, in accordance with the procedure set forth in Clause 13.1 and there shall be an Event of Default in relation to such Shareholder ceasing to be a 100% Affiliate of its Original Ultimate Parent. Further, if a Shareholder to whom rights under this Agreement were assigned and who assumed obligations under this Agreement in accordance with Clause 11.1(a) subsequently ceases to be a 100% Affiliate of its Original Ultimate Parent, each such assignment and assumption (or such minimum number of them as may be necessary to cause the obligations under this Agreement to be held by a 100% Affiliate of the Original Ultimate Parent) shall forthwith be of no effect, and to the extent any such assignment or assumption continues to have effect following the date on which the relevant Shareholder ceases to be a 100% Affiliate of the Original Ultimate Parent, an Event of Default shall be deemed to have occurred in respect of such Shareholder.

(c)	Any Director may request the Transferor (or the person named as transferee in any transfer lodged for registration) to provide the Company with such information and evidence as a Director may reasonably consider necessary or relevant for the purpose of ensuring that a transfer of Shares is permitted under this Clause 11.1. If this information or evidence is not provided to the reasonable satisfaction of all Directors within 21 days after a Director’s request, the Shareholders shall cause the Directors to refuse to register the transfer in question.

(d)	The provisions of Clauses 11.2(b) - 11.2(i) (inclusive) and 11.3 shall not apply to transfers made pursuant to and in accordance with this Clause 11.1.

11.2	Transfer and Transmission

(a)	Any instrument of transfer of Shares must be in writing in any usual or common form or in any other form acceptable to the Directors subject always to being in such form as is required by applicable law and be executed by or on behalf of the Transferor and (in the case of a partly paid Share) by or on behalf of the transferee.

(b)	Save where permitted pursuant to Clause 11.1, no Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) may transfer all or any Shares or any interest in any Shares, unless and until the following provisions of this Clause 11.2 are complied with in respect of such transfer PROVIDED THAT, notwithstanding anything to the contrary in this Agreement or Clause 11.2, no Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) may transfer any Share pursuant to Clause 11.2 until the expiration of 10 years following the date of Final Closing, other than with respect to Clause 11.1 or the enforcement by third party financial institutions of such Encumbrances of the Shares as are permitted under Clause 8.10.

(c)	Before a Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) (the “Seller”) transfers or disposes of any Share or any interest in any Share to any Person after the date falling ten years after the Final Closing, the Seller shall give notice in writing (an “Offer Notice”) to the other Shareholders (the “Other Shareholders”) offering to sell such Shares to the Other Shareholders in accordance with this Clause 11.2. The offer will be open for a period of 60 days from the date of the Offer Notice (the “Acceptance Period”). If the Seller is White Horse or a White Horse Affiliate, the Offer Notice shall be given (and the offer of the Shares described therein shall be made) solely to CEDC (or as the case may be its permitted assignee to whom CEDC’s rights under this Agreement have been assigned pursuant to Clause 11.1). If the Seller is CEDC or a CEDC Affiliate, the Offer Notice shall be given (and the offer of the Shares described therein shall be made) solely to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1). If the Seller is not White Horse, a White Horse Affiliate, CEDC or a CEDC Affiliate, the Offer Notice shall first be given (and the offer of the Shares described therein shall first be made) solely to CEDC (or as the case may be its permitted assignee to whom CEDC’s rights under this Agreement have been assigned pursuant to Clause 11.1) and if CEDC (or as the case may be its permitted assignee to whom CEDC’s rights under this Agreement have been assigned pursuant to Clause 11.1) does not accept such offer as to all such Shares in accordance with the procedure set forth in this Clause 11.2(c), the Seller shall give an Offer Notice (and offer the Shares described therein) solely to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) on the Business Day immediately following the expiration of the Acceptance Period.

(d)	The Offer Notice:

(i)	shall confirm that the Seller has received a bona fide all cash offer from a Person who is not an Affiliate of the Seller to purchase some or all of its Shares, give details of the identity of the proposed purchaser and the terms of such offer, including the number of Shares which are the subject of such offer (the “Sale Shares”) and the offer price therefor (the “Sale Price”);

(ii)	except as provided in Clause 11.2(d)(iii), shall be irrevocable; and

(iii)	except where it is given or deemed to be given under Clauses 11.1(b) or 13.1 (Default Notice), may contain a provision that, unless the Other Shareholders purchase all or a minimum number of the Sale Shares, none of the Sale Shares will be sold to the Other Shareholders.

(e)	Subject to Clause 11.2(c), any time within the Acceptance Period, any or all of the Shareholders to whom the Offer Notice is given (the “Accepting Shareholders”) may accept the offer of all or, subject to Clause 11.2(d)(iii), any of the Sale Shares (but not less than the minimum number (if any) specified in the Offer Notice) by giving notice in writing (the “Acceptance Notice”) of that acceptance to the Seller. The Acceptance Notice shall specify the place and time (being not earlier than 21 and not later than 60 days after the date of the Acceptance Notice) at which the sale of the Sale Shares (or, subject to Clause 11.2(d)(iii), such of the Sale Shares as are accepted for purchase) will be completed.

(f)	The Seller will be bound to transfer the Sale Shares (or, subject to the provisions of Clause 11.2(d)(iii), such of the Sale Shares as are applied for) to the Accepting Shareholders at the time and place specified in the Acceptance Notice and payment of the Sale Price for the Sale Shares (or such proportionate part of the Sale Price it relates to such of the Sale Shares as are applied for) will be made by the Accepting Shareholders to the Seller.

(g)	If, after having become bound to do so, the Seller fails to transfer the Sale Shares (or, subject to the provisions of Clause 11.2(d)(iii), such of the Sale Shares as are applied for), then the following provisions shall apply:

(i)	the Chairman of the Company or failing him the Secretary will be deemed to have been appointed the Seller’s agent with full power to execute, complete and deliver, in the name of and on behalf of the Seller, a transfer of the Sale Shares (or such of the Sale Shares as are applied for) to the Accepting Shareholders against payment of the Sale Price (or such proportionate part of it as aforesaid);

(ii)	on payment to the Company of the Sale Price (or such proportionate part of it as aforesaid) and of the relevant stamp duty payable in respect of the transfer to the Company, the Accepting Shareholders will be deemed to have obtained a good discharge for that payment and on execution and delivery of the transfer(s) the Accepting Shareholders will be entitled to insist that its name is entered in the register of members as the holder by transfer of, and to be issued with share certificates in respect of, the Sale Shares (or, subject to Clause 11.2(d)(iii), such of the Sale Shares as are applied for); and

(iii)	after the name of the Accepting Shareholders has been entered in the register of members in exercise of the powers mentioned above, the validity of the proceedings will not be questioned by any Person

(h)	The Company will be trustee for any moneys received as payment of the Sale Price (or such proportionate part of it as aforesaid) from the Accepting Shareholders and will promptly pay them to the Seller (subject to applying the same on its behalf in settling any fees or expenses falling to be borne by the Seller) together with any balancing share certificate to which it may be entitled.

(i)	If, by the expiry of the Acceptance Period, the offer for the Sale Shares has not been accepted on the terms of the Offer Notice or otherwise as aforesaid by the Accepting Shareholders or if any of the Sale Shares allocated are not paid for by the Accepting Shareholders on the date for completion specified in the Acceptance Notice, then, subject to Clause 11.3, the Seller may elect to transfer, within three months thereafter, those Sale Shares to any Person at a cash price not lower than the Sale Price. For the avoidance of doubt, if the Accepting Shareholders have not accepted for payment the minimum number of Sale Shares specified in the Offer Notice, all the Sale Shares may be sold pursuant to this Clause 11.2(i).

(j)	The Directors may refuse to register any transfer of any Share unless:

(i)	it has been transferred in accordance with the provisions of this Clause 11;

(ii)	it is lodged at the registered office or at another place determined by the Directors, and is accompanied by the certificate for the Shares to which it relates and such other evidence as the Directors may reasonably require to show that the Transferor is the holder or a person entitled to execute the transfer under Clause 11.1; and

(iii)	complies with applicable law.

PROVIDED THAT, notwithstanding anything to the contrary in this Agreement or Clause 11.2, no Shareholder (or other Person entitled to transfer the Shares registered in the name of a Shareholder) may transfer any Share pursuant to Clause 11.2 until the expiration of 10 years following the date of Final Closing, other than with respect to the enforcement by third party financial institutions of such encumbrances of the Shares as are permitted under Clause 8.10.

11.3	Tag Along Rights

(a)	Notwithstanding Clause 11.2, if CEDC or any of its Affiliates is deemed a Seller for the purposes of Clause 11.2 (the “Tag Along Seller”) elects to transfer the Sale Shares (the “Sale Interest”) in accordance with Clause 11.2(i) (a “Tag Along Sale”), then White Horse and each of its permitted transferees holding Shares (the “Tag Along Shareholder”) shall have the right to participate in such Tag Along Sale on the terms set out in this Clause 11.3.

(b)	The Tag Along Seller shall give the Tag Along Shareholder not less than 30 days’ written notice (a “Sale Notice”) of its intention, describing the price offered, all other material terms and conditions of the Tag Along Sale and, if the consideration payable pursuant to the Tag Along Sale consists in whole or in part of consideration other than cash, such information relating to such other consideration as the Tag Along Shareholder may reasonably request and which is available to the Tag Along Seller.

(c)	In connection with any Tag Along Sale, the Tag Along Shareholder shall have the right, in its sole discretion, to sell some or all of its Shares at the same price per Share and otherwise on the same terms and at the same time as set out in the Sale Notice; PROVIDED, HOWEVER, THAT the number of Shares sold by the Tag Along Shareholder shall not be less than the total number of Shares held by the Tag Along Shareholder on the date of the Sale Notice multiplied by a fraction, the numerator of which is the number of Shares being sold by the Tag Along Seller in the Tag Along Sale and the denominator of which is the total number of Shares held by the Tag Along Seller on the date of the Sale Notice.

11.4	Transfer of Rights and Obligations

If a transfer of Shares is made in accordance with the terms of this Agreement or otherwise, the transferring Shareholder shall procure that the transferee enters into and delivers to the Company a Deed of Adherence in the form attached in Schedule 6, and unless and until such transferee so enters into and delivers such Deed of Adherence, such transfer shall be void and of no effect.

11.5	Release of Shareholder Guarantees

In the event that a Shareholder (the “Disposing Shareholder”) disposes of all of its Shares, otherwise than to one of its Affiliates, the Shareholder acquiring those Shares (the “Acquiring Shareholder”) will use all reasonable endeavours to obtain the release of the Disposing Shareholder from any Shareholder Guarantee. Until that release is obtained, the Acquiring Shareholder shall keep the Disposing Shareholder indemnified against all Losses in connection with any Shareholder Guarantee.

11.6	Endorsement of Share Certificates

The share certificate for each Share shall have endorsed upon it a memorandum to the following effect:

“The Shares represented by this Certificate are subject to the terms and conditions of an Agreement made on [•], 2008 a copy of which is available for inspection to Shareholders and (at the invitation of the Shareholders and subject to delivery of an appropriate undertaking regarding confidentiality) to a bona fide potential transferee of Shares, at the registered office of the Company.”

12.	DEADLOCK

Each Shareholder shall use all reasonable endeavours to resolve any disagreement they may have on any matter requiring their joint approval under the terms hereof. If the Shareholders cannot agree (a “Deadlock”), each Shareholder shall refer the matter to, in the case of CEDC and each of its Affiliates as are Shareholders, the chief executive officer of CEDC, and in the case of White Horse and each of its Affiliates as are Shareholders, to a nominee (the “White Horse Nominee”), who shall endeavour in good faith to settle the Deadlock as soon as practicable.

13.	DEFAULT

13.1	Default Notice

(a)	If an Event of Default occurs due to the acts or omissions of a Shareholder (the “Defaulting Shareholder”), then the other Shareholder(s) (the “Non-defaulting

Shareholders”) shall be entitled (but not obligated) to serve a notice (a “Default Notice”) on the Defaulting Shareholder. Upon service of the Default Notice (or, in the case of a Default Notice being served on the basis of the Event of Default set out in Clause 13.3(e) (and not on any other basis), following the expiry of 15 Business Days following the date of the relevant Default Notice specifying the relevant breach PROVIDED THAT the material breach giving rise to the Event of Default has not at such time been remedied (at no cost to the Non-defaulting Shareholders or, if there shall have been a cost of the non-defaulting shareholders, if such cost has been fully reimbursed)), the Non-defaulting Shareholders shall be entitled (but not obliged) to serve a further notice (an “Exit Notice”) and thereafter promptly appoint the Independent Expert who shall determine the Default Price and provide written notice to the Shareholders of such determination within 30 Business Days of the Default Notice (the “Default Price Notice”).

(b)	If the Defaulting Shareholder is a CEDC Shareholder (or as the case may be their permitted assignees to whom their respective rights under this Agreement have been assigned pursuant to Clause 11.1) or an Affiliate thereof, from the date of delivery of such Exit Notice, CEDC shall be bound to purchase, and White Horse and each of its relevant Affiliates shall be bound to sell, all of the Shares held by White Horse and each such Affiliate (the “Default Shares”) on the terms substantially the same as those set out in the Term Sheet. The purchase will be completed as soon as reasonably practicable at the registered office of the Company or such other location as the parties may agree. CEDC shall forthwith pay the Default Price directly to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate) by deposit of immediately available funds to such bank and account as it may designate in writing for that purpose or, if White Horse or such transferee fails to designate such a bank and/or account, then to such bank and account that CEDC shall designate in writing for the deposit of such funds to be held for the account or on behalf of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate).

(c)

If the Defaulting Shareholder is White Horse or as the case may be any permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1, from the date of delivery of such Exit Notice, White Horse and each of its relevant Affiliates shall be bound to sell, and CEDC shall be bound to purchase, the Default Shares on the terms substantially the same as those set out in the Term Sheet. The purchase will be completed as soon as reasonably practicable at the registered office of the Company or such other location as the parties may agree. If White Horse or any such Affiliate, after having become bound to transfer the Default Shares to CEDC, defaults in so doing, the Board shall authorise the execution of any necessary transfers of the Shares in favour of CEDC and a duly appointed representative of the Board will be deemed to have been appointed White Horse’s or such Affiliate’s attorney with full power to execute, complete and deliver, in the name of and on behalf of White Horse or as the case may be such Affiliate, a transfer of the Default Shares, and shall cause CEDC to be entered in the register of the Company as the holder of the Default Shares. CEDC shall forthwith pay the Default Price directly to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate) by deposit of immediately available funds to such bank and account as it may designate in writing for that purpose or, if White Horse or such transferee fails to designate such a bank and/or account, then to such bank and account that CEDC shall designate in writing for the deposit of such funds to be held for the account or on behalf of White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (on behalf of itself and each relevant Affiliate).

(d)	In any other case, not covered by (a) and (b) above, the Defaulting Shareholder shall sell its or their Shares to White Horse and CEDC in proportion to their respective shareholdings in the Company (in each case together with their Affiliates).

(e)	Any costs incurred by the Company or any Shareholder in determining the Default Price shall be borne by the Defaulting Shareholder.

(f)	In the event that CEDC fails to comply with its obligation to purchase the Default Shares where required by this Clause 13.1, White Horse shall have the right to call CEDC’s shares in the Company on terms mutatis mutandis to the above, at a price equal to the Specified Proportion of CEDC together with each of its Affiliates (taken together) of the Base Valuation for the relevant year (but for such purpose disregarding the $300,000,000 floor), multiplied by 80 per cent.

13.2	Other Rights of Non-Defaulting Shareholders

The right of the Non-defaulting Shareholders to serve a Default Notice or an Exit Notice is without prejudice to any other rights or remedies which any Non-Defaulting Shareholders may have against the Defaulting Shareholder.

13.3	Meaning of “Event of Default”

An “Event of Default” in relation to a Shareholder means the occurrence of any of the following:

(a)	that Shareholder transferring any Shares or any interest in any Shares otherwise than as permitted under the terms of this Agreement;

(b)	save as permitted by this Agreement, that Shareholder assigning any of its rights under this Agreement;

(c)	(i) (in respect of CEDC and each Affiliate of CEDC) the Consolidated Company failing to satisfy a Proposal made in accordance with Clause 8.7 in full by the Final Date, PROVIDED THAT such satisfaction in full does not require the consent, approval or other action of White Horse of any of its Affiliates which has not been timely given and (ii) the passing of the date on which a Proposal may be made pursuant to Clause 8.7, PROVIDED THAT no such Proposal has then been made with respect to the relevant Shortfall Situation or an Overspend Situation;

(d)	that Shareholder breaching its obligations under Clauses 5.2(a), 5.2(b), or 8.1;

(e)	any breach by the parties to the SPA of their obligations under Clause 8 of the SPA;

(f)	any material breach by that Shareholder of its obligations under this Agreement;

(g)	the making of an order or the passing of a resolution for the administration, liquidation or winding-up of that Shareholder or any Person that Controls such Shareholder, otherwise than for the purpose of a solvent reconstruction or amalgamation;

(h)	in the circumstances for the occurrence of an Event of Default set out in Clause 11.1(b); or

(i)	any event occurring in an applicable jurisdiction which is analogous to any of the events referred to in Clause 13.3(g).

14.	TRANSFERS OF SHARES UPON DEFAULT

14.1	Place and Timing of Completion

If a Shareholder (the “Purchasing Shareholder”) exercises its right under the provisions of Clause 13 to purchase the Shares of another Shareholder (the “Selling Shareholder”), then completion of the Purchase (“Default Completion”) shall take place:

(a)	at the registered office of the Company or at such other location as agreed between the Shareholders; and

(b)	subject to an earlier date being specified by this Agreement, 15 Business Days after the date on which Default Price Notice is served.

14.2	Default Completion

At the Default Completion

(a)	the Selling Shareholder shall deliver (or procure that there are delivered) to the Purchasing Shareholder:

(i)	a duly completed share transfer form transferring the legal and beneficial ownership of the relevant Shares to the Purchasing Shareholder (or as it may direct);

(ii)	the share certificates relating to the Shares; and

(iii)	such other documents as the Purchasing Shareholder may reasonably require to show good title to the Shares or to enable the Purchasing Shareholder to be registered as the holder of the Shares subject to the payment of any applicable transfer taxes, stamp duties or similar amounts due to be paid as a consequence of the transfer (which shall be the sole responsibility of the Selling Shareholder);

(b)	the Purchasing Shareholder shall pay (or shall procure that there is paid) to the Selling Shareholder the purchase price of such Shares as provided for herein; and

(c)	the Selling Shareholder shall deliver to the Purchasing Shareholder such resignations and other documents as required by Clause 5.5.

14.3	Default by Selling Shareholder

If a Selling Shareholder which has become bound to sell its Shares defaults in transferring any Shares, then the Purchasing Shareholder may execute a transfer of those Shares in favour of the Purchasing Shareholder. Each Shareholder irrevocably appoints each other Shareholder as its attorney for such purpose and to secure the performance of the Selling Shareholder’s obligation to transfer the Shares to the Purchasing Shareholder hereunder.

14.4	Registration of Transfers

The Shareholders shall procure that the Directors shall not be obliged to register any transfer of any Share:

(a)	if the transfer is, in the reasonable opinion of each of the Directors who are Cypriot Residents (but excluding for such purpose any such Director who is appointed by the proposed transferor or the proposed transferee of the Share), not permitted under the terms of this Agreement; or

(b)	in any event, unless the transferee (unless it is already a Shareholder) shall have entered into a Deed of Adherence pursuant to Clause 11.4.

The Directors shall otherwise be obliged to register any transfer subject only to any requirements of applicable law.

15.	GUARANTEE OF CEDC

15.1	Guarantee

CEDC unconditionally and irrevocably guarantees to White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1), the due and punctual performance of all of the obligations of Bols under this Agreement.

15.2	Continuance of Guarantee

The guarantee set out in Clause 15.1 is a continuing guarantee. No payment or other settlement will discharge CEDC’s obligations under Clause 15.1 unless and until all of Bols’ obligations subject to the guarantee have been discharged in full.

15.3	Independence of Guarantee

The guarantee set out in Clause 15.1 is in addition to, and independent of, any other guarantee or security which White Horse (or as the case may be its permitted assignee to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) may have.

15.4	Primary Obligor

As an original and independent obligation, CEDC agrees to perform every payment obligation expressed to be undertaken by Bols under this Agreement which is not performed by Bols, notwithstanding that such obligations may not be enforceable against Bols, whether by reason of any legal limitation, disability or incapacity affecting Bols or any other fact or circumstance (other than any limitation imposed by this Agreement), as though those payment obligations had been undertaken by Bols as the sole or principal obligor in respect of them, and those obligations shall be performed by CEDC on demand.

16.	TERMINATION

16.1	Reasons for Termination

This Agreement shall continue in full force and effect from the date hereof until the earliest of the following:

(a)	the date on which all the Shareholders agree in writing to its termination;

(b)	the date on which all the Shares become legally and beneficially owned by one Person; and

(c)	the date of dissolution of the Company following its liquidation whether voluntary or compulsory (other than for the purpose of an amalgamation or reconstruction approved by all the Shareholders).

16.2	Continuing Obligations after Termination

If this Agreement terminates, all obligations of the parties under this Agreement shall end (except for any provision expressly stated to survive termination), but (for the avoidance of doubt) all rights and liabilities of the parties which have accrued before termination shall continue to exist.

17.	ANNOUNCEMENTS

(a)	Subject to Clause 17(b), no announcement concerning this Agreement or any ancillary matter shall be made by any party (and each party shall procure that no member of their respective Groups, and that the Company and no member of the Group, shall make any such announcement) without the prior written approval of CEDC (in the case of announcements by White Horse or the Company) and/or White Horse (in the case of announcements by the Company and/or Bols and/or CEDC), such approval not to be unreasonably withheld or delayed.

(b)	Any party may make an announcement, or permit or allow any other member of its Group to make an announcement, concerning this Agreement or any ancillary matter if and to the extent required by:

(i)	the law of any relevant jurisdiction;

(ii)	any securities exchange or regulatory or governmental body to which such party or Group member is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

in which case the party concerned (except where such party is CEDC) shall take all such steps as may be reasonable and practicable in the circumstances to agree the contents of such announcement with the other before making (or as the case may be permitting or allowing) such announcement.

(c)	The restrictions contained in this Clause 17 shall continue to apply after the rescission or termination of this Agreement for a period of three years.

18.	CONFIDENTIALITY

(a)	Subject to Clause 18(b), each party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the provisions of this Agreement;

(ii)	the negotiations relating to this Agreement or the transaction documents;

(iii)	the subject matter of this Agreement, the Business or the transaction documents; or

(iv)	the other party.

(b)	Notwithstanding Clause 18(a), a party may disclose Confidential Information if and to the extent that:

(i)	it is required by the law of any relevant jurisdiction;

(ii)	it is required by any securities exchange or regulatory or governmental body to which it is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

(iii)	it is disclosed on a strictly confidential basis to the professional advisers, auditors and bankers of that party;

(iv)	it is disclosed on a strictly confidential basis to directors and employees of that party or to directors and employees of its Affiliates in each case strictly on a need to know basis;

(v)	the information has come into the public domain through no fault of that party or any of its Affiliates;

(vi)	CEDC (in the case of disclosure by White Horse) or White Horse (in the case of disclosure by Bols and/or CEDC) have given its prior written approval to the disclosure; or

(vii)	such disclosure is required to enable that party to enforce its rights under this Agreement.

(c)	Each of the parties hereby agrees that they shall not use Confidential Information for any purpose other than the performance of their obligations under this Agreement (and the transactions contemplated hereby) or in connection with the Business, or in connection with the enforcement of their rights hereunder.

(d)	The restrictions contained in this Clause 18 shall continue to apply after the rescission or termination of this Agreement for a period of three years.

19.	NOTICES

19.1	General

(a)	Any notice or other communication given or made under or in connection with the matters contemplated by this Agreement shall be in writing.

(b)	Any such notice or other communication shall be addressed as provided in Clause 19.2 and, if so addressed, shall be deemed to have been duly given or made as follows:

(i)	if sent by personal delivery, upon delivery at the address of the relevant party;

(ii)	if sent by international courier, upon receipt of a confirmation of delivery; and

(iii)	if sent by facsimile, upon receipt of a confirmation of transmission,

PROVIDED THAT if, in accordance with the above provisions, any such notice or other communication would otherwise be deemed to be given or made outside Working Hours, such notice or other communication shall be deemed to be given or made at the start of Working Hours on the next Business Day.

19.2	Contact Information

The relevant addressee and facsimile number of each party for the purposes of this Agreement, subject to Clause 19.3, are:

Name of party:	For the attention of:	Facsimile No.:
White Horse	Sergei Kupriyanov	+7 495 702 62 15
Bols	William V. Carey	+48 22 488 43 10
CEDC	William V. Carey	+48 22 488 43 10
Company	William V. Carey and	+48 22 488 43 10
	Sergei Kupriyanov	+7 495 702 62 15

The addresses of White Horse, Bols, CEDC and the Company are as set forth at the commencement of this Agreement.

Any notice or other communication to White Horse shall be addressed as above, with a copy to:

Akin Gump Strauss Hauer & Feld LLP

Ducat Place II

7 Gasheka Street

Moscow 123056 Russia

Attn: Andrei Danilov

Facsimile No.: +7-495-783-7701

Any notice or other communication to Bols or CEDC shall be addressed as above, with a copy to:

Dewey & LeBoeuf

One Minster Court

Mincing Lane

London EC3R 7YL

United Kingdom

Attn: Stephen J. Horvath III

Facsimile No.: +44-20-7459-5099

Any notice or other communication to the Company shall be addressed as above, with a copy to each of:

Akin Gump Strauss Hauer & Feld LLP

Ducat Place II

7 Gasheka Street

Moscow 123056 Russia

Attn: Andrei Danilov

Facsimile No.: +7-495-783-7701

Dewey & LeBoeuf

One Minster Court

Mincing Lane

London EC3R 7YL

United Kingdom

Attn: Stephen J. Horvath III

Facsimile No.: +44-20-7459-5099

19.3	Changes to Contact Information

A party may notify the other parties to this Agreement of a change to its name, relevant addressee, address or fax number for the purposes of Clause 19.2 PROVIDED THAT such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)	if no date is specified or the date specified is less than five clear Business Days after the date on which notice is given, the date falling five clear Business Days after notice of any such change has been given.

20.	COSTS

Each party shall pay its own costs and expenses in relation to the preparation, negotiation and execution of this Agreement and the negotiations leading up to the same and each party shall be responsible for the costs and expenses of its own advisors.

21.	GENERAL

21.1	No prejudice to Other Rights

Any rights conferred upon any Shareholder by this Agreement shall be without prejudice to the rights conferred on a Shareholder under general law by virtue of its shareholding in the Company.

21.2	Cessation

Subject to the terms of this Agreement, a party shall cease to be a party to this Agreement for the purpose of receiving benefits and enforcing its rights with effect from the date such party ceases to legally own any shares in the capital of the Company (but without prejudice to any benefits and rights accrued prior to such cessation and any provisions expressed to survive termination of this Agreement).

21.3	Interaction of the Articles and this Agreement

(a)	In the event of any conflict between this Agreement and the Articles, this Agreement shall override those conflicting provisions.

(b)	The Shareholders shall vote their Shares in favour of any amendments to the Articles that may be necessary or desirable to give effect to this Agreement and the transactions contemplated by the SPA, including the reclassification of the Shares.

21.4	No Assignment

Save as provided in Clause 11, no party may assign any of its rights under this Agreement without the prior written consent of the other parties.

21.5	Entire Agreement

This Agreement (and all other documents which are entered into by the parties or any of them in connection with this Agreement) contain the whole agreement between the parties relating to the subject matter of this Agreement and such other documents at the date hereof. Each party acknowledges that it has not been induced to enter this Agreement by, and in agreeing to enter into this Agreement it has not relied on, any representation or warranty except as expressly stated or referred to in this Agreement and/or any such other document and, so far as permitted by law (and except in the case of fraud) each of the parties hereby waives any remedy in respect of (and acknowledges that the other parties nor any of their respective agents, directors, officers or employees have given) any such representations or warranties which are not expressly stated or referred to in this Agreement and/or any such other document.

21.6	Amendments

This Agreement may only be varied in writing signed by each of the parties.

21.7	Remedies and Waivers

(a)	No delay or omission on the part of either party to this Agreement in exercising any right, power or remedy provided under this Agreement or any other documents referred to herein shall impair such right, power or remedy, or operate as a waiver thereof.

(b)	The single or partial exercise of any right, power or remedy provided under this Agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

21.8	Invalidity

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any competent jurisdiction such provision shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement.

21.9	No Partnership

Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Shareholders and/or between any of them and the Company. Save as provided herein or in the Articles or as required or implied by applicable law, no Shareholder shall have or owe any duty or obligation to any other Shareholder or to the Company.

21.10	Counterparts

This Agreement may be executed in counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute but one and the same instrument.

21.11	Choice of Governing Law and Arbitration

(a)	This Agreement shall be governed by and construed in accordance with the laws of England without giving effect to applicable conflict of laws provisions.

(b)	All Shareholders shall give reasonable support, if requested by the Company, in Litigation other than litigation against that Shareholder or its Affiliates or which otherwise is or may be materially detrimental to that Shareholder.

(c)	Any dispute, controversy or claim arising out of or in connection with this Agreement, including any question regarding its existence, validity, or termination, shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (the “LCIA Rules”), which rules are deemed to be incorporated by reference into this Agreement. There shall be three arbitrators, and the parties agree that one arbitrator shall be nominated by each party in dispute (save as set out in Clause 21.11(d)). The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-nominated arbitrators within fourteen days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court. The seat or place of arbitration shall be London, England. The language to be used in the arbitral proceedings shall be English. The award shall be final and binding on the parties and may be entered and enforced in any court having jurisdiction.

(d)	Where there are more than two parties to any reference for arbitration in accordance with Clause 21.11(c), and except where otherwise agreed by the parties, for the purposes of Article 8.1 of the LCIA Rules the parties agree that White Horse, on the one hand, and CEDC, on the other hand, represent two separate sides for the formation of the arbitral tribunal as claimant and respondent respectively (or vice versa). Accordingly, White Horse shall nominate one arbitrator and CEDC shall nominate one arbitrator, respectively. The third arbitrator, who shall act as the chairman of the tribunal, shall be nominated by agreement of the two party-nominated arbitrators within 14 days of the confirmation of the appointment of the second arbitrator, or in default of such agreement, appointed by the LCIA Court.

(e)

Nothing in this Agreement shall prevent the parties seeking interim relief or conservatory measures in aid of the arbitration proceedings or for the enforcement of any arbitral award, PROVIDED THAT the parties agree that they may seek, and shall only be entitled to, such relief as is consistent with Clauses 21.11(c) and 21.11(d). Without prejudice to such provisional remedies that may be granted by a national court in aid of arbitration, the arbitral tribunal shall have full authority to grant interim or conservatory measures, to order a party to seek modification or vacation of interim or conservatory measures issued by a national court, and to award damages or give other appropriate relief for the failure of any party to respect the arbitral tribunal’s orders to that effect.

(f)	The parties hereby waive their rights to apply or appeal under Sections 45 and 69 of the Arbitration Act 1996.

SCHEDULE 1

DEFINITIONS

“100% Affiliate” means, with respect to a Shareholder, an Affiliate (i) that directly or indirectly owns one hundred per cent. of the equity securities of such Shareholder, (ii) one hundred per cent. of whose equity securities are directly or indirectly owned by such Shareholder, or (iii) one hundred per cent. of whose equity securities are directly or indirectly owned by an Affiliate that directly or indirectly owns one hundred per cent. of the equity securities of such Shareholder;

“1C” has the meaning ascribed to such term in the SPA;

“1C Amount” has the meaning ascribed to such term in the SPA;

“Acceptance Period” has the meaning given in Clause 11.2(c);

“Acceptance Notice” has the meaning given in Clause 11.2(e);

“Accepting Shareholders” has the meaning given in Clause 11.2(e);

“Acquiring Shareholder” has the meaning given in Clause 11.5;

“Affiliate” means in respect of any Person, another Person that is a Parent of, Controls, is Controlled by or is under common Control with the first-mentioned Person, PROVIDED THAT no member of the Group shall be an Affiliate of White Horse or either CEDC Shareholder;

“Annual Budget” means, in relation to each Financial Year, the business plan of the Company for that Financial Year prepared and delivered in accordance with Clause 7 comprising a forecast balance sheet and forecast of income and expenditure for the Company and its Subsidiaries including, amongst other things, projections of revenues, costs and fixed and working capital expenditure requirements;

“Applicable EBITDA” means, with respect to the date of determination, the Company’s Consolidated audited net profit for the prior financial year, before the deduction of interest, taxation, depreciation, amortization and non-recurring revenues and costs as derived from the accounts for such financial period or financial year and as determined in accordance with GAAP and specifically:

(a)	excluding any deduction of tax on profits;

(b)	excluding interest expense and similar charges and interest receivable or received and similar income (together with net monetary gain/loss from currency exchange rates adjustments);

(c)	excluding costs and income arising from transactions of a capital nature (and in particular without limitation profits or losses on the sale of land, buildings or other fixed or intangible assets, profits or losses on the sale of investments, profits or losses on the sale of businesses, brands or companies and profits or losses caused by fluctuation in foreign currency exchange);

(d)	excluding amortisation of any goodwill or any intangible assets;

(e)	excluding depreciation or write down of fixed assets;

(f)	excluding costs and expenses incurred in connection with the group’s acquisition activities and the compensation and reimbursement of related expenses for those employees who are engaged in such activities where one of the acquisitions was consummated in the respective period;

(g)	including earnings derived from or generated in connection with sale of inventory;

(h)	including earnings attributable to third party minority interests in any Subsidiary of the Company;

(i)	excluding costs related to stock options awarded to senior management;

(j)	excluding all audit related expenses;

(k)	excluding expenses related to compensation of members of the board of directors; and

(l)	excluding one-off non-recurrent revenues and expenses.

“Applicable Multiple” means with respect to the year 2010 and previous years 12, with respect to the year 2011, 11, and with respect to the year 2012 and thereafter, 10.

“Articles” means the Amended and Restated Memorandum of Association and the Amended and Restated Articles of Association of the Company to be adopted pursuant to clause 4.9 of the SPA;

“Base Strategic Plan” has the meaning given in Clause 8.2(c);

“Base Valuation” means the greater of the Applicable Multiple for the relevant year multiplied by the Applicable EBITDA for the previous year, or, if greater, $300,000,000;

“Binding Obligation” shall mean making, entering into or amending a contract, arrangement or commitment involving any agreement, transaction or payment (whether by a single transaction or payment or a series of related transactions or payments) whereby any member of the Group will pay (or, with respect to any guaranty or other indemnity or similar liability, contingently obligating any member of the Group to pay) to any person (other than a member of the Group), or whereby any person (other than a member of the Group) will pay (or, with respect to any guaranty or other indemnity or similar liability, contingently obligating any such person to pay) to any member of the Group (whether by a single transaction or payment or a series of related transactions or payments), more than $100,000 (or the equivalent thereof in any other currency);

“Board” means the board of directors of the Company from time to time;

“Business” means the business of the Company as described in Clause 3.1;

“Business Day” means any day except a Saturday or Sunday or statutory holiday in any of Moscow, New York, Warsaw, or the Republic of Cyprus;

“Call Option” has the meaning given in Clause 10.2(a);

“Call Option Exercise Notice” has the meaning given in Clause 10.2(b);

“Call Shares” has the meaning given in Clause 10.2(a);

“CEDC Directors” means the directors appointed by the CEDC Shareholders in accordance with Clause 5.2(b) or as the case may be their alternates;

“CEDC Group” means CEDC and its Affiliates (other than the Group);

“Chairman” means the person appointed to that title pursuant to Clause 5.2 for so long as such person holds such title;

“Change of Control” means, in relation to any Person, any Person or group of Persons becomes the beneficial owner or owner of an interest, directly or indirectly, or ceases to be the beneficial owner or owner of an interest, directly or indirectly, representing fifty per cent. or more of the voting power of the total outstanding interests of such Shareholder;

“Company Value” means, at any date of determination, the Applicable Multiple for such year multiplied by the Applicable EBITDA for the previous year;

“Consolidated” means the consolidation of any Person, in accordance with GAAP, with its properly consolidated Subsidiaries;

“Control,” “Controls,” or “Controlled” means:

(a)	with respect to control of a company by a Person, the holding (other than by way of security) by or for the benefit of that Person of securities of that company to which are attached more than fifty per cent. of the votes that may be cast to elect directors of the company; or

(b)	with respect to control of any other Person other than a company by a Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of that other Person, whether through the ownership of voting securities, by contract or otherwise;

“Cypriot Resident” means a resident of the Republic of Cyprus pursuant to the applicable laws of the Republic of Cyprus;

“Deadlock” has the meaning given in Clause 12;

“Debt to Equity Ratio” means with respect to any Subsidiary of the Company formed under the laws of the Russian Federation, as of any date of determination, the ratio of (a) outstanding debt of such Subsidiary to (b) the difference between the sum of assets and the amount of liabilities of such Subsidiary, at such date, which such ratio is in violation of Article 269 of the Russian Tax Code;

“Default Completion” has the meaning given in Clause 14.1;

“Default Notice” has the meaning given in Clause 13.1;

“Default Price” means:

(a)	if the Defaulting Shareholder is CEDC or an Affiliate of CEDC, with respect to the year in which the relevant Event of Default occurs, the greater of (i) an amount equal to the Specified Proportion of White Horse together with each of its Affiliates (taken together) of the Base Valuation for the relevant year (but for such purpose disregarding the $300,000,000 floor), multiplied by 120 per cent. (or, where applicable, multiplied by the relevant Uplift Percentage), and (ii) $300,000,000; or

(b)	if the Defaulting Shareholder is White Horse or an Affiliate of White Horse, with respect to the year in which the relevant Event of Default occurs, the greater of (i) an amount equal to the Specified Proportion of White Horse together with each of its Affiliates (taken together) of the Base Valuation for the relevant year (but for such purpose disregarding the $300,000,000 floor), multiplied by 90 per cent., and (ii) $300,000,000;

“Default Price Notice” has the meaning given in Clause 13.1

“Defaulting Shareholder” has the meaning given in Clause 13.1;

“Default Shares” has the meaning given in Clause 13.1;

“Director” means a director of the Company for the time being;

“Disposing Shareholder” has the meaning given in Clause 11.5;

“Distribution Amount” means, with respect to the date of determination, a person’s Consolidated audited net profit for the prior financial year, before the deduction of interest amounts payable to any member of the CEDC Group in respect of financing arrangements made with any such member for such financial year and as determined in accordance with GAAP;

“Encumbrance” means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, option, assignment, security interest or other encumbrance of any kind exercisable by a third party securing or any right conferring a priority of payment in respect of any obligation of any person;

“Equity Interest” means:

(a)	with respect to a company, any and all shares of capital stock;

(b)	with respect to a partnership, limited liability company, trust, or similar Person, any and all units, interests or other partnership or limited liability company interests; and

(c)	any other direct equity ownership or participation in a Person;

“Event of Default” has the meaning given in Clause 13.3;

“Exit Notice” has the meaning given in Clause 13.1;

“Final Closing” shall have the meaning given thereto in the SPA;

“Final Date” has the meaning given in Clause 8.7;

“Financial Indebtedness” means indebtedness for moneys borrowed, debit balances at banks and other financial institutions, indebtedness under bonds, notes, debentures, loan stock or other debt security, and indebtedness under any guarantee or indemnity and any other transaction or indebtedness which would, in accordance with GAAP, be treated as a borrowing;

“Financial Year” means an accounting reference period of the Company which shall begin 1 January and end 31 December;

“Funding Notice” means a notice in writing from the Board to the Shareholders which shall specify:

(a)	that further funds are required by the Company;

(b)	the amount of the further funds required in the opinion of the Board;

(c)	to the extent practicable, the period for which such funds are required in the opinion of the Board; and

(d)	in reasonable detail, the reasons and/or calculations supporting these opinions;

“GAAP” means those generally accepted accounting principles and practices in the United States recognized as such by the Financial Accounting Standards Board (or any generally recognised successor);

“Group” means the Company and its Subsidiaries;

“IFRS” means the standards and interpretations adopted by the International Accounting Standards Board and known as the International Financial Reporting Standards;

“Independent Expert” means a member firm of the network of independent firms known as PricewaterhouseCoopers, KPMG, Ernst & Young, or Deloitte as agreed between the Defaulting Shareholder and (a) CEDC (if the Defaulting Shareholder is White Horse or an Affiliate of White Horse) or (b) White Horse (if the Defaulting Shareholder is CEDC or an Affiliate of CEDC) or otherwise (c) the Non-defaulting Shareholders (but excluding for such purpose any Affiliates of the Defaulting Shareholder), each acting reasonably and in good faith, or if such member firm is not so agreed upon within ten Business Days after service of an Exit Notice, such member as is thereafter engaged by the Non-defaulting Shareholders serving the relevant Exit Notice;

“Interim Period” means the period beginning with the closing date under the SPA and ending upon the Final Closing (as defined under the SPA);

“Licenses” means the licenses described on Schedule 3;

“Losses” means, in respect of any matter, event or circumstance, all losses, claims, demands, actions, proceedings, damages, and other payments, costs, expenses or other liabilities of any kind arising out of such matter, event or circumstance;

“Minimum Holding Condition” means, in respect to a given Shareholder, the Specified Proportion of that Shareholder together with the Specified Proportions of each of its Affiliates being in excess of five per cent.;

“New Production Facilities” means the facilities described on Schedule 4;

“Non-defaulting Shareholders” has the meaning given in Clause 13.1;

“Offer Notice” has the meaning given in Clause 11.2(c);

“Operational Financial Requirements” means: (a) the minimum financial obligations required to operate the Company and its Subsidiaries in the ordinary course of business and obtain and maintain the Licenses, in each case during the Interim Period, and (b) the financial obligations described in a Russian Venture Offer Notice, the offer pertaining to which has been accepted pursuant to Clause 10.3(d);

“Option Purchase Price” means, with respect to the exercise of a Call Option or as the case may be the Put Option, an amount equal to the product of: (a) a fraction, the numerator of which is the number of Call Shares or Put Shares, as applicable, in such exercise, the denominator of which is all outstanding Shares, and (b) the Base Valuation as of such exercise;

“Original Ultimate Parent” means the Ultimate Parent of the Transferor at the time the Transferor acquired the Relevant Shares;

“Other Shareholders” has the meaning given in Clause 11.2(c);

“Overspend Situation” has the meaning given in Clause 8.6;

“Parent” means, with respect to any Person, any such other Person that owns, directly or indirectly, fifty per cent. or more of the outstanding capital stock or other Equity Interests of such Person, and in the case of White Horse, any of the direct or indirect ultimate beneficial holders of shares of White Horse and any immediate family member thereof;

“Permitted Overspend” means, to the extent actually spent, any expenditure specifically approved by a White Horse Director (whether pursuant to Clause 8.1(a) or otherwise) or White Horse (or a simple majority of its permitted assignees to whom White Horse’s rights under this Agreement have been assigned pursuant to Clause 11.1) (whether pursuant to Clause 8.1(b) or otherwise);

“Proposal” has the meaning given in Clause 8.7;

“Put Option” has the meaning given in Clause 10.3(a);

“Put Option Exercise Notice” has the meaning given in Clause 10.3(b);

“Put Shares” has the meaning given in Clause 10.3(a);

“Purchasing Shareholder” has the meaning given in Clause 14.1;

“Qualifying External Circumstance” means:

(a)

with respect to a possible Shortfall Situation, an event or circumstance outside of the reasonable control of the CEDC Shareholders or their Affiliates that (i) constitutes a breach by (x) the Seller, (y) a third-party provider of a service to a member of the Company Group, or (z) a third-party seller of an asset to a member of the Company Group, in respect of the purchase of an asset or service from a person other than the CEDC Shareholders or their Affiliates, (ii) is required under the terms of the licences or approvals under which the Business operates, (iii) arises due to a newly enacted or amended law or regulation of the Russian Federation, or (iv) is an incident of terrorism, fire, explosion, flood, or other calamity, or is a labour dispute, which in the case of subparagraph (i), (ii), (iii), or (iv), as applicable, has reduced an item of Relevant Expenditure, or affected the date on which such Relevant Expenditure was incurred, such that a Shortfall Situation has arisen, and

(b)	with respect to a possible Overspend Situation, an event or circumstance outside of the reasonable control of the CEDC Shareholders or their Affiliates that (i) arises due to a newly enacted or amended law or regulation of the Russian Federation, or (ii) is an incident of terrorism, fire, explosion, flood, or other calamity, or is a labour dispute, which in the case of subparagraph (i) or (ii), as applicable, has increased an item of Relevant Expenditure, or affected the date on which such Relevant Expenditure was incurred, such that an Overspend Situation has arisen;

“Relevant Expenditure” means such expenditure of the Consolidated Company as is classified or treated as “Employee Expenses”, “Marketing Spend”, “Selling, General and Administrative Expenses” or “Capital Expenditures” for the purposes of the Annual Budget;

“Relevant Shares” has the meaning given in Clause 11.1(a);

“Relevant Overspend Percentage” means (i) with respect to the financial year ending 31 December 2008, 120 per cent., and (ii) with respect to the financial year ending 31 December 2009, 110 per cent. and (iii) with respect to the financial year ending 31 December 2010 and thereafter, 110 per cent.;

“Relevant Underspend Percentage” means (i) with respect to the financial year ending 31 December 2008, 80 per cent., and (ii) with respect to the financial year ending 31 December 2009, and thereafter, 90 per cent.;

“Russian Business Venture” means any business venture whose the primary income originates from products or services manufactured, distributed, or supplied in the Russian Federation, the consideration paid for which does not exceed $50,000,000;

“Russian Tax Code” means the Tax Code of the Russian Federation, part 1 No. 146-FZ dated 31 July 1998 and part 2 No. 117-FZ, dated 5 August 2000, as amended;

“Russian Venture Offer Notice” has the meaning given in Clause 10.4(a);

“Russian Venture Acceptance Notice” has the meaning given in Clause 10.4(b);

“Russian Venture Acceptance Period” has the meaning given in Clause 10.4(a);

“Russian Venture Sale Price” has the meaning given in Clause 10.4(b);

“Sale Interest” has the meaning given in Clause 11.3(a);

“Sale Notice” has the meaning given in Clause 11.3(b);

“Sale Price” has the meaning given in Clause 11.2(d)(i);

“Sale Shares” has the meaning given in Clause 11.2(d)(i);

“Sales Ceiling Percentage” means (i) with respect to the financial year ending 31 December 2008, 110 per cent., (ii) with respect to the financial year ending 31 December 2009, 107.5 per cent. and (iii) with respect to the financial year ending 31 December 2010 and thereafter, 105 per cent.;

“Sales Floor Percentage” means (i) with respect to the financial year ending 31 December 2008, 90 per cent., (ii) with respect to the financial year ending 31 December 2009, 92.5 per cent. and (iii) with respect to the financial year ending 31 December 2010 and thereafter, 95 per cent.;

“SAP” has the meaning ascribed to such term in the SPA;

“Secretary” means the corporate secretary of the Company from time to time;

“Seller” has the meaning given in Clause 11.2(c);

“Selling Shareholder” has the meaning given in Clause 14.1;

“Share” means a share in the capital of the Company from time to time in issue;

“Shareholder Guarantee” means any guarantee of liabilities of any member of the Group by a Shareholder or any Affiliate of a Shareholder;

“Shareholders” means the holders of Shares from time to time;

“Shortfall Situation” has the meaning given in Clause 8.5;

“Shortfall Quarter” means a quarter in which there are one or more Shortfall Situations;

“Shortfall Uplift Percentage” means with respect to the calculation Default Price following the Event of Default described at Clause 13.3(c), (i) 130 per cent. in the event of there being one Shortfall Quarter, (ii) 140 per cent. in the event of there being two Shortfall Quarters, (iii) 150 per cent. in the event of there being three Shortfall Quarters, (iv) 160 per cent. in the event of there being four Shortfall Quarters and (v) 170 per cent. in the event of there being five or more Shortfall Quarters;

“SPA” means the sale and purchase agreement for Shares in the Company entered into between White Horse, William V. Carey and the CEDC Shareholders, dated 11 March, 2008;

“Specified Proportion” means, in relation to a Shareholder at any time, the proportion of the total number of outstanding Shares that it holds at that time;

“Subsidiary” means any Person of which at least five per cent. of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers, directors or others that will control the management of such entity is owned by such Person directly or indirectly;

“Tag Along Sale” has the meaning given in Clause 11.3(a);

“Tag Along Seller” has the meaning given in Clause 11.3(a);

“Tag Along Shareholder” has the meaning given in Clause 11.3(a);

“Term Sheet” means the terms set forth in Schedule 5 hereto;

“Transferor” has the meaning given in Clause 11.1(a);

“Ultimate Parent” means, in relation to any Person, any Parent of such Person who is not a Subsidiary of another Person;

“Uplift Percentage” means with respect to the calculation of the Default Price following the Event of Default described at Clause 13.3(c), (i) 130 per cent. in the event of there being one Shortfall Quarter, (ii) 140 per cent. in the event of there being two Shortfall Quarters, (iii) 150 per cent. in the event of there being three Shortfall Quarters, (iv) 160 per cent. in the event of there being four Shortfall Quarters and (v) 170 per cent. in the event of there being five or more Shortfall Quarters;

“Urozhay Brand” means the rights to the trademarks of ZAO Firm Urozhay categorized as class 33 under the International (Nice) Classification of Goods and Services for the Purposes of the Registration of Marks (8th Edition);

“White Horse Directors” means the directors appointed by White Horse in accordance with Clause 5.2(a) or as the case may be their alternates;

“White Horse Group” means the White Horse and its Affiliates (other than the Group);

“White Horse Nominee” has the meaning given in Clause 12; and

“Working hours” means 9.30 a.m. to 5.00 p.m. on a Business Day.

SCHEDULE 2

PART A

KEY BOARD DECISIONS

1.	CONSTITUTION OF THE COMPANY

Change its registered name, its registered office, or its business name.

2.	THE BUSINESS

(a)	Enter into a Binding Obligation if, at the moment when such Binding Obligation is proposed to be entered into, with respect to the then existing quarter of the Consolidated Company, such Binding Obligation will cause or is reasonably likely to cause a Relevant Expenditure being more than the Relevant Overspend Percentage of the corresponding projected expenditure for each relevant category as set forth for the relevant quarter in the Annual Budget, as multiplied by a fraction of which the numerator is the amount of Sales reasonably estimated for such quarter taking into account the facts and circumstances as of such moment (which for purposes of this paragraph 2(a) will be deemed to be no more than the Sales Ceiling Percentage of the amount of Sales as set forth for the relevant quarter in the Annual Budget) and the denominator is the amount of Sales as set forth for the relevant quarter in the Annual Budget.

(b)	Enter into a partnership, joint venture, or profit sharing agreement.

(c)	Make or permit any substantial alteration (including cessation) to the general nature of the Business or add any material new activity.

(d)	Enter into voluntary liquidation.

3.	SHARE CAPITAL

(a)	Subscribe for or otherwise acquire, whether by formation or otherwise, any interest in the share capital of any other company or body corporate other than in a member of the Group and other than interests in trade associations or similar bodies.

(b)	Permit the disposal or dilution of its interest directly or indirectly in any company or body corporate other than to a member of the Group and other than interests in trade associations or similar bodies.

4.	FINANCIAL POLICY

(a)	Exceed a Group Debt Ratio of 3.5 to 1, where “Group Debt Ratio” means with respect to the Company on a Consolidated basis, as of any date of determination, the ratio of (a) outstanding Financial Indebtedness to (b) the Applicable EBITDA.

(b)	Chose to default under any existing Financial Indebtedness.

5.	RELATED PARTY TRANSACTIONS, BINDING OBLIGATIONS

(a)	Making, entering into or amending any Binding Obligation with a Shareholder or an Affiliate of a Shareholder, other than on an arms length basis and under market conditions.

(b)	Enter into a Binding Obligation if, with respect to any quarter of the Consolidated Company, if such Binding Obligation will cause or is reasonably likely to cause the Relevant Expenditure being more than the Relevant Overspend Percentage of the corresponding projected expenditure for each relevant category as set forth for the relevant quarter in the Annual Budget, as multiplied by the fraction of which the numerator is the amount of Sales in such quarter (which for purposes of this paragraph 5(b) will be deemed to be no more than the Sales Ceiling Percentage of the amount of Sales as set forth for the relevant quarter in the Annual Budget) and the denominator is the amount of Sales as set forth for the relevant quarter in the Annual Budget.

SCHEDULE 2

PART B

KEY SHAREHOLDER DECISIONS

1. CONSTITUTION OF THE COMPANY

Alter or amend its Articles.

2.	THE BUSINESS

(a)	Sell, transfer, lease, licence or in any way dispose of all or a material part of the Business whether by a single transaction or a series of transactions related or not.

(b)	Absorb or merge with or be absorbed by or merge with any other company.

3.	CONTRACTING

Except as otherwise required pursuant to Clause 3.2, amend an agreement with a Shareholder or an Affiliate of a Shareholder in a manner otherwise than on an arm’s length basis and to the material detriment of the Company or the Group.

4.	SHARE CAPITAL

(a)	Carry out any form of capital restructuring.

(b)	Create any shares or securities.

(c)	Increase, reduce, repay, subdivide, consolidate or otherwise vary its share capital or the rights attaching to any shares in its share capital.

(d)	Offer or grant or agree to offer or grant any option to subscribe or other right to call for shares of the Company.

(e)	Issue or agree to issue any shares in the Company or any securities convertible into shares of the Company.

5.	FINANCIAL POLICY

(a)	Permit any member of the Group to guarantee any obligations of any person other than a member of the Group.

(b)	Permit any member of the Group to grant or (to the extent it can lawfully do so) permit any Encumbrance over the assets of the Company or any other member of the Group (including, for the avoidance of doubt, any share in any Subsidiary held by the Company or any other member of the Group), other than in respect of any obligation of another member of the Group.

6.	MANAGEMENT

(a)	Increase the number of Directors or alter the permitted number of Directors that may be appointed hereunder.

(b)	Appoint or dismiss a Director except in accordance with Clause 5.2.

SCHEDULE 3

LICENSES

Any licenses for, with respect to OOO Parliament Distribution, the purchase, storage and/or supply of alcoholic products, and, with respect to OOO Parliament Production, the manufacture, purchase, storage and/or supply of alcoholic beverages or products, in each case duly issued by the Federal Tax Service of the Russian Federation (or any successor organization) or by any other competent authority of the Russian Federation and held in favour of OOO Parliament Distribution and/or OOO Parliament Production as the case may be.

SCHEDULE 4

NEW PRODUCTIONS FACILITIES

New Production Facilities shall include equipment acquired from KHS AG (including pursuant to agreement No. UR-08/07 dated October 22, 2007, as subsequently amended and/or modified), and (without duplication) a new bottling production line for the bottling of vodka (including bottling of vodka, affixing labels, tags and excise duty stamps and packing of bottles). New Production Facilities shall also include the assembling services, start-up and set-up activities, commissioning and personnel education services provided by KHS AG pursuant to the above agreement, as well as any other materials, equipment, and/or services that may be necessary to enable the carrying out of the actions set out above.

New Production Facilities shall further include the bringing of unfinished construction objects into service, construction of an alcohol storage tank and other buildings and constructions reasonably prudent for the operation of the Group business, creation of an independent production facility (including entering into supply contracts, manufacturing, supply and installation of equipment and any other actions reasonably necessary for this purpose), development of a logistics system, connection to infrastructure and bringing the new industrial objects and/or constructions into service, as well as any engineering, logistical, technological and infrastructure design works, reasonably necessary to carry out the above.

SCHEDULE 5

TERM SHEET

Set forth below is a summary of the material terms and conditions to be included in the sale and purchase agreement pertaining to the option to acquire shares (the “Transaction”) of an interest in the Company.

Parties:	(i) White Horse Intervest Ltd. and each of its relevant Affiliates (the “Seller”) and (ii) Central European Distribution Corporation (the “Buyer”).

Purchase Price:	As described in the Shareholders’ Agreement.

Warranties:	The agreement will include only the following customary warranties by each party on its own behalf: (i) organization and qualification; (ii) authorization and enforceability; (iii) capitalization; (iv) good and unencumbered title to ownership interest (in the case of Seller only); (v) absence of liabilities; (vi) compliance with laws; and (vii) tax matters.

Indemnities:	None.

Conditions to Completion:	Completion of the Transaction contemplated under the agreement will be conditioned upon receipt of any required third party, governmental and regulatory approvals (including with respect to antimonopoly approvals) and no actions to enjoin such completion.

Liability Limitations:	The whole amount of the purchase price.

Governing Law:	The agreement will be governed by the laws of England.

Dispute Resolution:	Any disputes between the parties arising out of their respective obligations under the agreement shall be settled by arbitration under Rules of Arbitration of the London Court of International Arbitration (the “LCIA Rules”). Three arbitrators shall be used, with each party selecting one and the two arbitrators so selected selecting the third arbitrator. The place of arbitration shall be London, England and the language shall be English.

SCHEDULE 6

DEED OF ADHERENCE

DEED OF ADHERENCE

THIS DEED is dated [—] day of [—] 200[—] and made

BETWEEN

(1)	[—] of [—] (the “New Shareholder”) and

(2)	THE PERSONS whose names and addresses appear in the Schedule hereto (the “Existing Shareholders”)

BACKGROUND:

(A)	WHITE HORSE INTERVEST LIMITED, a company incorporated under the laws of the British Virgin Islands whose registered office is at P.O. Box 3321, Drake Chambers, Road Town, Tortola, British Virgin Islands, BOLS SP. ZO.O., a limited liability company incorporated under the laws of the republic of Poland whose registered office is at [—],CENTRAL EUROPEAN DISTRIBUTION CORPORATION, a company incorporated under the laws of the State of Delaware whose registered office is at [—], and COPECRESTO ENTERPRISES LIMITED, a company incorporated under the laws of the Republic of Cyprus whose registered office is at Arch Makariou III, 2-4 Capital Center, 9th floor P.C. 1065, Nicosia, Cyprus (hereinafter the “Company”) have entered into a Shareholders’ Agreement dated [—], 2008 (the “Shareholders’ Agreement”).

(B)	[recite any previous deeds of adherence and any releases from the joint venture/shareholders agreement].

(C)	The New Shareholder has become entitled to a [transfer of/an Encumbrance (as defined in the Shareholders’ Agreement) over] [—] ordinary shares of $ [—] each in the capital of the Company.

(D)	It is a term of the Shareholders’ Agreement that no [transfer of/ Encumbrance over] shares in the Company shall be effected unless the [transferee/charge] shall have first entered into a deed in the form of this deed.

WITNESSETH that the New Shareholder hereby covenants with each of the Existing Shareholders that with effect from the date of this deed the New Shareholder will be bound by and will observe and perform every provision of the Shareholders’ Agreement by which [outgoing party] was bound in every way as if the New Shareholder was a party thereto.

IN WITNESS whereof the New Shareholder has executed this Deed the day and year first above written.

Schedule: [names and addresses of existing shareholders

EXECUTED as a deed by the	)
said [ ]	)
[in the presence of/acting by]	)

SIGNED by
[duly authorized for and on behalf	)
of [ ]]	)
in the presence of	)

SIGNED by	)
[duly authorized for and on behalf	)
of [ ]]	)
in the presence of	)

SIGNED by	)
[duly authorized for and on behalf	)
of [ ]]	)
in the presence of	)

SCHEDULE 7

COMPANY ARTICLES

THE COMPANIES LAW, CAP. 113

PRIVATE COMPANY LIMITED

BY SHARES

MEMORANDUM

AND

ARTICLES OF ASSOCIATION

OF

COPECRESTO ENTERPRISES LIMITED

Incorporated on the      day of              2007

Certificate No

ANTIS TRIANTAFYLLIDES AND SONS
Advocates
2-4 Makarios III Av.
CAPITAL CENTER
9th Floor Nicosia

THE COMPANIES LAW (CAP. 113)

PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

COPECRESTO ENTERPRISES LIMITED

1.	The name of the Company is:

COPECRESTO ENTERPRISES LIMITED

2.	The registered office of the Company will be situated in Cyprus.

3.	The objects for which the Company is established are:

(1) To carry on either alone or jointly with others anywhere in the world, any trade, business, work, operation or activity whatsoever relating to, connected with or involving equity, debt, stock, shares, bonds, securities, warrants, options, derivatives, commodities and any other equity, debt or commodity related instrument, commodities of all kinds, real estate in general, developing, buying, selling and financing real estate or other businesses, sinking of wells, pumping, diving, surveying, mineral oil or gas exploration extraction or exploitation, installation or building of any structures, and, in connection with or in relation to any of the above, to act as contractors, subcontractors, suppliers of power, designers, surveyors, managers, tenderers, agents, consultants, advisers, insurers, engineers, machinists and brokers of all other merchandise and commodities.

(2) To purchase, sell, exchange, rent and otherwise trade any kind of movable or immovable property and goods of any kind, and any commercial and financial business and to participate in other companies and businesses and/or acquire by purchase or otherwise the whole or part of the share or other capital of other companies.

(3) To carry on either alone or jointly with others anywhere in the world (and whether in a “free zone area,” bonded area or elsewhere), the business of manufactures, processors, dealers, wholesalers, retailers, importers, exporters, suppliers, distributors, buyers, sellers of any kind of goods, materials, merchandise or things of any nature, as well as the business of merchants in general, carriers by any means of transportation, travel or insurance agents, agents on commission or otherwise, forwarding agents, estate agents and agents in general, and to carry on hotel and/or tourist businesses and/or to manage tourist offices, hotels, motels, restaurants, amusement centers and to rent and exploit same.

(4) To engage, hire and train professional, clerical, manual, technical and other staff and workers or the services of all or any of them and in any way and manner acquire, possess, manufacture or assemble any property of any kind or description whatsoever (including any rights over or in connection with such property) and to allocate and make available the aforesaid personnel or services or make the use of such property available on hire, purchase, sale, exchange or in any other manner whatsoever, to those requiring or requesting same or who have need of the same or their use and otherwise to utilise same for the benefit or advantage of the Company; to provide or procure the provision by others of every and any service, need, want or requirement of any business nature required by any person, firm or company in or in connection with any business carried on by them.

(5) To carry on any other business or activity which may seem to the Directors capable of being conveniently or advantageously carried on or done in connection with any of the above objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s business property or rights.

(6) To purchase, obtain by way of gift, take on lease or sub-lease or in exchange, or otherwise acquire or possess and hold for any estate or interest any lands, buildings, easements, rights, privileges, concessions, permits, licences, stock-in-trade, and movable and immovable property of any kind and description (whether mortgaged, charged or not) necessary or convenient for the purposes of or in connection with the Company’s business or any branch or department thereof or which may enhance the value of any other property of the Company.

(7) To erect, maintain, work, manage, construct, reconstruct, alter, enlarge, repair, improve, adapt, furnish, decorate, control, pull down, replace any shops, offices, flats, electric or water works, workshops, mills, plants, machinery, warehouses and any other works, buildings, plants, conveniences or structures whatsoever, which the Company may consider desirable for the purposes of its business and to contribute to, subsidize or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

(8) To improve, manage, control, cultivate, develop, exploit, exchange, let on lease or otherwise, mortgage, charge, sell, dispose of, grant as gift, turn to account, grant rights and privileges in respect of, or otherwise deal with all or any part of the property, assets and rights of the Company, or in which the Company is interested and to adopt such means of making known and advertising the business and products of the Company as may seem expedient.

(9) To manufacture, repair, import, buy, sell, export, let on hire and generally trade or deal in, any kind of accessories, articles apparatus, plant, machinery, tools, goods, properties, rights or things of any description capable of being used or dealt with by the Company in connection with any of its objects.

(10) To deal in, utilise for building or other purposes, let on lease or sublease or on hire, to assign or grant licence over, charge or mortgage, the whole or any parts of the immovable property belonging to the Company or any rights thereon or in which the Company is interested on such terms as the Company shall determine.

(11) To purchase or otherwise acquire all or any part of the business, assets, property and liabilities of any company, society, partnership or person, formed for all or any part of the purposes within the objects of the Company, or carrying on any business or intending to carry on business which the Company is authorised to carry on, or possessing property suitable for the purposes of the Company and to undertake, conduct and carry on, or liquidate and wind up, any such business and, in consideration for such acquisition, to pay in cash, issue shares, undertake any liabilities or acquire any interest in the vendor’s business.

(12) To apply for and take out, purchase or otherwise acquire any designs, trade marks, patents, patent rights or inventions, brevets d’invention, copyright or secret processes, which may be useful for the Company’s objects, and to grant licences to use the same.

(13) To pay all costs, charges and expenses incurred or sustained in or about the promotion, formation and establishment of the Company or which the Company shall consider to be in the nature of preliminary expenses or expenses incurred prior to incorporation and with a view to incorporation, including therein professional fees, the cost of advertising, taxes, commissions for underwriting, brokerage, printing and stationery, salaries to employees and other similar expenses and expenses attendant upon the formation and functioning of agencies, local boards or local administration or other bodies, or expenses relating to any business or work carried on or performed prior to incorporation, which the Company decides to take over or continue.

(14) Upon any issue of shares, debentures or any other securities of the Company, to employ brokers, commission agents and underwriters, and to provide for the remuneration of such persons for their services by payment in cash or by the issue of shares, debentures or other securities of the Company, or by the granting of options to take the same, or in any other manner allowed by law.

(15) To borrow, raise money or secure obligations (whether of the Company or any other person) in such manner or such terms as may seem expedient, including the issue of debentures, debenture stock (perpetual or terminable), bonds, mortgages or any other securities, founded or based upon all or any of the property and rights of the Company, including its uncalled capital, or without any such security and upon such terms as to priority or otherwise, as may be thought fit.

(16) To lend and advance money or give credit to any person, firm or company; to guarantee, give guarantees or indemnities for, undertake or otherwise support or secure, either with or without the Company receiving any consideration or advantage and whether by personal covenant or by mortgaging, charging, pledging, assigning or creating of any rights or priorities in favour of any person or in any other manner whatsoever all or part of the undertaking, property, assets, book, debts, rights, choses in action, receivables and revenues present and future and uncalled capital of the Company or by any such methods or by any other means whatsoever, the liabilities, the performance of contracts and obligations of and the payment of any moneys whatsoever (including but not limited to principal, interest and other liabilities or any borrowing or acceptance of credits and capital, and premiums, dividends, costs and expenses on any stocks, shares or securities) by any person, firm or company including, but not limited, to any company which is for the time being the holding company or a subsidiary of or associated or affiliated with the Company or with which the Company has any contractual relations or in which the Company holds any interest or which holds any share or interest in the Company; and otherwise to assist any person or company as may be thought fit.

(17) To draw, execute, issue, accept, make endorse, discount and negotiate bills of exchange, promissory notes, bills of lading, and other negotiable or transferable instruments or securities.

(18) To receive money on deposit, with or without allowances or interest thereon.

(19) To advance and lend money upon such security as may be thought proper, or without any security therefor.

(20) To invest the moneys of the Company not immediately required in such manner, other than in the shares of the Company, as from time to time may be determined by the Directors.

(21) To issue, or guarantee the issue or the payment of interest on, the shares, debentures, debenture stock, or other securities or obligations of any company or association, and to pay or provide for brokerage, commission, and underwriting in respect of any such issue.

(22) To acquire by subscription, purchase or otherwise, and to accept, take, hold, deal in, convert and sell, any kind of shares, stock, debentures or other securities or interests in any other company, society or undertaking whatsoever.

(23) To issue and allot fully or partly paid shares in the capital of the Company or issue debentures or securities in payment or part payment of any movable property purchased or otherwise acquired by the Company or any services rendered to the Company and to remunerate in cash or otherwise any person, firm or company rendering services or grant donations to such persons.

(24) To establish anywhere in the world, branch offices, regional offices, agencies and local boards and to regulate and to discontinue the same.

(25) To provide for the welfare of officers or of persons in the employment of the Company, or former officers or formerly in the employment of the Company or its predecessors in business or officers or employees of any subsidiary or associated or allied company, of the Company and the wives, widows, dependants and families of such persons, by grants of money, pensions or other payments (including payments of insurance premia), and to form, subscribe to, or otherwise aid, any trust, fund or scheme for the benefit of such persons, and any benevolent, religious, scientific, national or other institution or object of any kind, which shall have any moral or other claims to support or aid, by the Company by reason of the nature or the locality of its operations or otherwise.

(26) From time to time, to subscribe or contribute to any charitable, benevolent, or useful object of a public character the support of which will, in the opinion of the Company, tend, to increase its repute or popularity among its employees, its customers, or the public.

(27) To enter into and carry into effect any arrangement for joint working in business, union of interests, limiting competition, partnership or for sharing of profits, or for amalgamation, with any other company, partnership or person, carrying on business within the objects of the Company.

(28) To establish, promote and otherwise assist, any company or companies for the purpose of acquiring any of the property or furthering any of the objects of the Company or for any other purpose which may seem directly or indirectly calculated to benefit the Company.

(29) To apply for, promote and obtain by Law, Order, Regulation, By-Law, or otherwise, concessions, rights, privileges, licences or permits enabling the Company to carry any of its objects into effect, or for effecting any modification of the Company’s constitution, or for any other purpose which may seem expedient, and to oppose any proceedings or applications which may, calculated directly or indirectly, to prejudice the Company’s interest and to enter into and execute any arrangement with any Government or Authority, supreme, municipal, local or otherwise that may seem conducive to the Company’s objects or any of them.

(30) To sell, dispose of, mortgage, charge, grant rights or options or transfer the business, property and undertakings of the Company or any part thereof for any consideration the Company may see fit to accept.

(31) To accept stock or shares in, or the debentures, mortgage debentures or other securities of any other company in payment or part payment for any services rendered or for any sale made to or debt owing from any such company.

(32) To distribute in specie or otherwise as may be resolved any assets of the Company among its Members and, particularly, the shares, debentures or other securities of any other company belonging to the Company or which the Company may have the power of disposing.

(33) To do all or any of the matters hereby authorised in any part of the world either alone or in conjunction with, or as factors, trustees, principals, sub-contractors or agents for, any other company, firm or person, or by or through any factors, trustees, sub-contractors or agents.

(34) To procure the registration or recognition of the Company in any country or place and to act as secretary, manager, director or treasurer of any other company.

(35) Generally to do all such other things as may appear to the Company to be incidental or conducive to the attainment of the above objects or any of them.

The objects set forth in any sub-clause of this clause shall not be restrictively construed but the widest interpretation shall be given thereto, and they shall not, except when the context expressly so requires, be in any way limited to or restricted by reference to or inference from any other object or objects set forth in such sub-clause or from the terms of any other sub-clause or marginal title or by the name of the Company. None of such sub-clauses or object or objects therein specified or the powers thereby conferred shall be deemed subsidiary or ancillary to the objects or powers mentioned in any other sub-clause, but the Company shall have full power to exercise all or any of the powers and to achieve or to endeavour to achieve all or any of the objects conferred by and provided in any one or more of the said sub-clauses.

Notwithstanding the above objects, powers and other provisions the Company (a) will not provide financial services to any third parties except to the shareholders of the Company or to any other company that belongs to the same group of companies. (For the purposes hereof the term “financial services” means dealing in investments, managing investments, giving investment advice or establishing and operating collective investment schemes. The term “investments” means shares, debentures, government and public securities, warrants, certificates representing securities, units in collective investment schemes, options to purchase or dispose, futures, contracts for differences and long-term insurance schemes), (b) shall not assume, directly or indirectly, any obligations to the public, whether in the form of deposits, securities or other evidence of debt and (c) shall not act as a professional trustee. For the purposes hereof the term “professional trustee” means a company which offers its trustee services to the public at large or which makes or intends to make representations in soliciting trust business, i.e., establishing, undertaking, executing and administering of trusts, or which advertises or intends to advertise the fact that it is qualified and/or authorised by law or practice to offer trustee services to the public. (For the purposes hereof the term “public” does not include banking or credit institutions, the Company’s shareholders or any other company that belongs to the same group of companies. The term “deposits’ does not include sums of money received after an agreement relating either to the provision of goods or services not including “financial services” as defined hereinabove. The term “debt” does not include credit obtained in relation to the provision of goods or services).

Provided always that, as long as any of the shares of the Company are beneficially owned by any person (legal or natural) who is not a resident of the Republic of Cyprus, the Company will not do any business within the Republic except, if required, with the permission of the Central Bank of Cyprus and subject to the conditions of such permission.

4.	The liability of the members is limited.

5.	The share capital of the Company is US$ 10.000 (Ten thousand U.S.A. dollars) divided into 10.000 shares of US$ l.- (one U.S.A. dollar) each with power to issue any of the shares in the capital, original or increased, with or subject to any preferential, special or qualified rights or conditions as regards dividends, repayment of capital, voting or otherwise.

WE, whose names and addresses are subscribed, are desirous of being formed into a Company in pursuance of this memorandum of association, and we respectively agree to take the number of shares in the capital of the Company set opposite our respective names,

NAMES, ADDRESSES AND DESCRIPTION OF SUBSCRIBERS	Number of shares taken by each subscriber

1. A.T.S. NOMINEES LIMITED Limited Liability Company Registration No. 52415 Arch. Makarios Ave. 2-4 Capital Center, 9th Floor Nicosia.	3.000 Shares

Dated this the      day of              2007

Witness to the above signatures:

ELSIE PRAXITELOUS
Secretary
2-4 Makarios III Ave.
CAPITAL CENTER
9th Floor
Nicosia

THE COMPANIES LAW, CAP. 113

PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

COPECRESTO ENTERPRISES LIMITED

INTERPRETATION

1.	In these Regulations

“Cyprus” means the Republic of Cyprus.

“the Law” means the Companies Law, Cap. 113 or any Law substituting or amending same.

“the seal” means the common seal of the Company.

“the secretary” means any person appointed to perform the duties of the secretary of the Company.

Expressions referring to writing shall, unless the contrary intention appears, be construed as including references to printing, lithography, photography, and other modes of representing or reproducing words in a visible form.

Unless the context otherwise requires, words or expressions contained in these Regulations shall bear the same meaning as in the Law or any statutory modification thereof in force at the date at which these Regulations become binding on the Company.

TABLE “A” EXCLUDED

2. The Regulations contained in Table “A” in the First Schedule to the Law shall not apply except so far as the same are repeated or contained in these Regulations.

PRELIMINARY

3.	The Company is a private Company and accordingly:

(a) The right to transfer shares is restricted in the manner hereinafter prescribed.

(b) The number of Members of the Company (exclusive of persons who are in the employment of the Company and of persons who, having been formerly in the employment of the Company, were, while in such employment, and have continued after the termination of such employment, to be Members of the Company) is limited to fifty. Provided that where two or more persons hold one or more shares in the Company jointly they shall for the purpose of this Regulation be treated as a single Member.

(c) Any invitation to the public to subscribe for any shares or debentures of the Company is prohibited.

(d) The Company shall not have power to issue share warrants to bearer.

(e) At all times where the Company shall have only one Member the following provisions shall apply:

(i)	The sole Member exercises all the powers of the General Meeting provided, always, that any decisions taken by the said Member in General Meeting are minuted or taken in writing.

(ii)	Agreements concluded between the sole Member and the Company, are minuted or reduced in writing, unless they relate to day to day transactions of the Company concluded in the ordinary course of business.

BUSINESS

4. The Company shall pay all preliminary and other expenses and enter into, adopt or carry into effect and take over or continue (with such modifications, if any, as the contracting parties shall agree and the Directors shall approve), any agreement or business or work reached or carried on (as the case might be) prior to incorporation, as the Company may decide.

SHARE CAPITAL AND VARIATION OF RIGHTS

5. The shares shall be at the disposal of the Directors which may allot or otherwise dispose of them, subject to Regulation 3, and to the provisions of the next following Regulation, to such persons at such times and generally on such terms and conditions as they think proper, and provided that no shares shall be issued at a discount, except as provided by section 56 of the Law.

6. Unless otherwise determined by the Company in General Meeting, any original shares for the time being unissued and not allotted and any new shares from time to time to be created shall, before they are issued, be offered to the Members in proportion, as nearly as may be, to the number of shares held by them. Such offer shall be made by notice specifying the number of shares offered, and limiting a time within which the offer, if not accepted, will be deemed to be declined, and after the expiration of such time, or on the receipt of an intimation from the person to whom the offer is made that he declines to accept the shares offered, the Company may, subject to these Regulations, dispose of the same in such manner as it thinks most beneficial to the Company. The Company may, in like manner, dispose of any such new or original shares as aforesaid, which, by reason of the proportion borne by them to the number of persons entitled to such offer as aforesaid or by reason of any other difficulty in apportioning the same, cannot in the opinion of the Company be conveniently offered in manner hereinbefore provided.

7. Without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, any shares in the Company may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may from time to time by ordinary resolution determine.

8. Subject to the provisions of section 57 of the Law, any preference shares may, with the sanction of an ordinary resolution, be issued on the terms that they are, or at the option of the Company are liable, to be redeemed on such terms and in such manner as the Company before the issue of the shares may by special resolution determine.

9. If at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of shares of that class) may, whether or not the Company is being wound up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class, or with the sanction of an extraordinary resolution passed at a separate general meeting of the holders of the shares of the class. To every such separate general meeting the provisions of these Regulations relating to General Meetings shall apply; but so that the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy may demand a poll.

10. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

11. The Company may exercise the powers of paying commissions conferred by section 52 of the Law, provided that the rate per cent or the amount of the commission paid or agreed to be paid shall be disclosed in the manner required by the said section and the rate of the commission shall not exceed the rate of 10 per cent of the price at which the shares in respect whereof the same is paid are issued or an amount equal to 10 per cent of such price (as the case may be). Such commission may be satisfied by the payment of cash or the allotment of fully or partly paid shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

12. Except as required by law, no person shall be recognized by the Company as holding any shares upon any trust, and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Regulations or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the registered holder.

13. Every person whose name is entered as a Member in the register of Members shall be entitled without payment to receive within two months after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate for all his shares or several certificates each for one or more of his shares upon payment of 12.5 cents for every certificate after the first or such lesser sum as the Directors shall from time to time determine. Every certificate shall be under the seal and shall specify the shares to which it relates and the amount paid up thereon. Provided that in respect of a share or shares held jointly by several persons, the Company shall not be bound to issue more than one certificate, and delivery of a certificate for a share to one of several joint holders shall be sufficient delivery to all such holders.

14. If a share certificate be defaced, lost or destroyed, it may be substituted on payment of a fee of 12.5 cents, or such less sum and on such terms (if any) as to evidence and indemnity and the payment of out-of-pocket expenses of the Company for investigating the evidence adduced as the Directors think fit.

15. The Company shall not give, whether directly or indirectly, and whether by means of a loan, guarantee, the provision of security or otherwise, any financial assistance for the purpose of or in connection with a purchase or subscription made or to be made by any person of or for any shares in the Company or in its holding company nor shall the Company make a loan for any purpose whatsoever on the security of its shares or those of its holding company, but nothing in this Regulation shall prohibit transactions mentioned in the proviso to section 53(1) of the Law.

LIEN

16. The Company shall have a first and paramount lien on every share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first and paramount lien on all shares standing registered in the name of a single person for all moneys presently payable by him or his estate to the Company; but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Regulation. The Company’s lien, if any, on a share shall extend to all dividends payable thereon as well as to any other rights or benefits attached thereto.

17. The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable, nor until the expiration of fourteen days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the person entitled thereto by reason of his death or bankruptcy.

18. To give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19. The proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

20. The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) and not by the conditions of allotment thereof made payable at fixed times, and each Member shall (subject to receiving at least fourteen days’ notice specifying the time or times and place of payment) pay to the Company, at the time or times and place so specified, the amount called on his shares. A call may be revoked or postponed as the Directors may determine and the Members shall be accordingly notified.

21. A call shall be deemed to have been made at the time when the Resolution of the Directors authorising the call was passed and may be required to be paid by installments.

22. The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

23. If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding 8 per cent per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest wholly or in part.

24. Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium, shall for the purposes of these Regulations be deemed to be a call duly made and payable on the date on which by the terms of issue the same becomes payable, and in case of non-payment all relevant provisions of these Regulations as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified. The Directors may on the issue of shares, differentiate between the holders as to the number of calls, the amount of calls to be paid and the times of payment.

25. The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the moneys uncalled and unpaid upon any shares held by him and upon all or any of the moneys so advanced may (until the same would, but for such advance, become payable) pay interest at such rate not exceeding (unless the Company in General Meeting shall otherwise direct) 5 per cent per annum, as may be agreed upon between the Directors and the Member paying such sum in advance.

TRANSFER OF SHARES

26. The instrument of transfer of any share shall be executed by or on behalf of the transferor and transferee, and the transferor shall be deemed to remain a holder of the share until the name of the transferee is entered in the register of Members in respect thereof.

27. Subject to such of the restrictions of these Regulations as may be applicable, any Member may transfer all or any of his shares by instrument in writing in any usual or common form or any other form which the Directors may approve.

28. The Directors may, in their absolute discretion and without assigning any reason therefor, decline to register the transfer of a share to a person of whom they shall not approve, and they may also decline to register the transfer of a share on which the Company has a lien.

29.	The Directors may also decline to recognize any instrument of transfer unless:

(a) a fee of 12.5 cents, or such lesser sum as the Directors may from time to time require, is paid to the Company in respect thereof;

(b) the instrument of transfer is accompanied by the certificate of the shares to which it relates, and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer; and

(c) the instrument of transfer is in respect of only one class of shares.

30. If the Directors refuse to register a transfer they shall, within two months after the date on which the transfer was lodged with the Company, send to the transferee notice of the refusal.

31. The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended for more than thirty days in any year.

32. The Company shall be entitled to charge a fee not exceeding 12.5 cents on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, or other instrument.

33. Regulations 26 and 27 shall be read subject to the provisions of Regulation 34.

34.	(a) For the purposes of this Regulation, where any person becomes unconditionally entitled to be registered as the holder of a share he and not the registered holder of such share shall be deemed to be a Member of the Company in respect of that share.

(b) Except as hereinafter provided, no shares in the Company shall be transferred unless and until the rights of pre-emption hereinafter conferred shall have been exhausted.

(c) Every Member who desires to transfer any share or shares (hereinafter called “the Vendor”) shall give to the Company notice in writing of such desire (hereinafter called “transfer notice”) specifying the number of shares desired to be transferred (the “said shares”). Subject as hereinafter mentioned, a transfer notice shall constitute the Company the Vendor’s agent for the sale of the said shares in one or more lots at the discretion of the Directors to the Members other than the Vendor at the price to be agreed upon by the Vendor and the remaining Members of the Company, or, in case of difference or no such agreement within fourteen days from the date of the transfer notice, at the price which the auditor of the Company for the time being shall, by writing under his hand, certify to be in his opinion the fair value thereof as between a willing seller and a willing buyer, A transfer notice may contain a provision that unless all the shares comprised therein are sold by the Company pursuant to this Regulation, none shall be so sold and any such provision shall be binding on the Company.

(d) If the auditor is asked to certify the fair price as aforesaid, the Company shall, as soon as it receives the auditor’s certificate, furnish a certified copy thereof to the Vendor and the Vendor shall be entitled, by notice in writing given to the Company within ten days of the service upon him of the said certified copy, to cancel the Company’s authority to sell the said shares. The cost of obtaining the certificate shall be borne by the Company unless the Vendor shall give notice of cancellation as aforesaid in which case he shall bear the said cost.

(e) Upon the price being fixed as aforesaid and provided the Vendor shall not give notice of cancellation as aforesaid the Company shall forthwith by notice in writing inform each Member other than the Vendor and other than Members holding employees’ shares only of the number and price of the said shares and invite each such Member to apply in writing to the Company within twenty-one days of the date of dispatch of the notice (which date shall be specified therein) for such maximum number of the said shares (being all or any thereof) as he shall specify in such application.

(f) If the said Members shall within the said period of twenty-one days apply for all or (except where the transfer notice provides otherwise) any of the said shares, the Directors shall allocate the said shares (or so many of them as shall be applied for as aforesaid) to or amongst the applicants and in case of competition pro rata (as nearly as possible) according to the number of shares in the Company (other than employees’ shares) of which they are registered or unconditionally entitled to be registered as holders, provided that no applicant shall be obliged to take more than the maximum number of shares specified by him as aforesaid; and the Company shall forthwith give notice of such allocations (hereinafter called “an allocation notice”) to the Vendor and to the persons to whom the shares have been allocated and shall specify in such notice the place and time (being no earlier than fourteen and not later than twenty-eight days after the date of the notice) at which the sale of the shares so allocated shall be completed.

(g) The Vendor shall be bound to transfer the shares comprised in an allocation notice to the purchasers named therein at the time and place therein specified; and if he shall fail to do so, the chairman of the Company or some other person appointed by the Directors shall be deemed to have been appointed attorney of the Vendor with full power to execute complete and deliver, in the name and on behalf of the Vendor, transfers of the shares to the purchasers thereof against payment of the price to the Company. On payment of the price to the Company the purchaser shall be deemed to have obtained a good quittance for such payment and on execution and delivery of the transfer the purchaser shall be entitled to insist upon his name being entered in the register of Members as the holder by transfer of the shares. The Company shall forthwith pay the price into a separate bank account in the Company’s name and shall hold such price in trust for the Vendor.

(h) During the six months following the expiry of the said period of twenty-one days referred to in paragraph (e) of this Regulation, the Vendor shall be at liberty, (subject nevertheless to the provisions of Regulation 28) to transfer to any person and at any price (not being less than the price fixed under paragraph (c) of this Regulation) any share not allocated by the Directors in an allocation notice. Provided that, if the Vendor stipulated in his transfer notice that unless all the shares comprised therein were sold pursuant to this Regulation, none should be sold, the Vendor shall not be entitled, save with the written consent of all the other Members of the Company, to sell hereunder only some of the shares comprised in his transfer notice.

(i) Any share may be transferred by a Member to the spouse, child or remote issue or parent, brother or sister of that Member or to a company beneficially owned or controlled by such Member and any share of a deceased Member may be transferred by his personal representatives to any widow, widower, child or remote issue or parent, brother or sister of such deceased Member and shares standing in the name of the trustees of any deceased Member may be transferred upon any change of trustees to the trustees for the time being of such will; and where the Member is a body corporate any share may be transferred by such Member to its subsidiary or holding company or to a company controlled by such holding company. The rights of pre-emption hereinbefore conferred in this Regulation shall not arise on the occasion of any such transfer or transfers as aforesaid and Regulation 28 shall be read subject to this paragraph.

TRANSMISSION OF SHARES

35. In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only persons recognized by the Company as having any title to his interest in the shares; but nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him with other persons.

36. Any person becoming entitled to a share in consequence of the death or bankruptcy of a Member may upon such evidence being produced as may from time to time properly be required by the Directors and subject as hereinafter provided, elect either to be registered himself as holder of the share or to have some person nominated by him registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that Member before his death or bankruptcy, as the case may be.

37. If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have another person registered, he shall testify his election by executing to that person a transfer of the share. All the limitations, restrictions and provisions of these Regulations relating to the right to transfer and the registration of transfers of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer was a transfer signed by that Member.

38. A person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by Membership in relation to meetings of the Company.

Provided always that the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share, and if the notice is not complied with within ninety days, the Directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

FORFEITURE OF SHARES

39. If a Member fails to pay any call or installment of a call on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call or installment remains unpaid, serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

40. The notice shall name a further day (not earlier than the expiration of fourteen days from the date of service of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited.

41. If the requirements of any such notice as aforesaid are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited by a resolution of the Directors to that effect.

42. A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be canceled on such terms as the Directors think fit.

43. A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which, at the date of forfeiture, were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company shall have received payment in full of all such moneys in respect of the shares.

44. A statutory declaration in writing that the declarant is a Director or the secretary of the Company, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

45. The provisions of these Regulations as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the nominal value of the shares or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

CONVERSION OF SHARES INTO STOCK

46. The Company may by ordinary Resolution convert any paid-up shares into stock, and reconvert any stock into paid-up shares of any denomination.

47. The holders of stock may transfer the same, or any part thereof, in the same manner, and subject to the same Regulations, as and subject to which the shares from which the stock arose might previously to conversion have been transferred, or as near thereto as circumstance admit; and the Directors may from time to time fix the minimum amount of stock transferable but so that such minimum shall not exceed the nominal amount of the shares from which the stock arose.

48. The holders of stock shall, according to the amount of stock held by them, have the same rights, privileges and advantages as regards dividends, voting at meetings of the Company and other matters as if they held the shares from which the stock arose, but no such privilege or advantage (except participation in the dividends and profits of the Company and in the assets on winding up) shall be conferred by an amount of stock which would not, if existing in shares, have conferred that privilege or advantage.

49. Such of the Regulations of the Company as are applicable to paid-up shares shall apply to stock, and the words “share” and “shareholder” therein shall include “stock” and “stockholder”.

ALTERATION OF CAPITAL

50. The Company may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the Resolution shall prescribe.

51.	The Company may by ordinary resolution:

(a) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b) subdivide its existing shares, or any of them, into shares of smaller amount than is fixed by the memorandum of association subject, nevertheless, to the provisions of section 60 (1) (d) of the Law;

(c) cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person.

52. The Company may by special resolution reduce its share capital, any capital redemption reserve fund or any share premium account in any manner and with, and subject to, any incident authorised, and consent required, by law.

GENERAL MEETINGS

53. The Company shall in each year hold a General Meeting as its Annual General Meeting in addition to any other Meetings in that year, and shall specify the Meeting as such in the notices calling it, and not more than fifteen months shall elapse between the date of one Annual General Meeting of the Company and that of the next.

Provided that so long as the Company holds its first Annual General Meeting within eighteen months of its incorporation, it need not hold it in the year of its incorporation or in the following year. The Annual General Meeting shall he held at such time and place as the Directors shall appoint.

54. All General Meetings other than Annual General Meetings shall be called Extraordinary General Meetings.

55. The Directors may, whenever they think fit, convene an Extraordinary General Meeting, and Extraordinary General Meetings shall also be convened on such requisition, or, in default, may be convened by such requisitionists, as provided by section 126 of the Law. If at any time there are not within Cyprus sufficient Directors capable of acting to form a quorum; any Director or any two Members of the Company may convene an Extraordinary General Meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

56. An Annual General Meeting and a Meeting called for the passing of a special resolution shall be called by twenty-one days’ notice in writing at the least, and a Meeting of the Company other than an Annual General Meeting or a Meeting for the passing of a special resolution shall be called by fourteen days’ notice in writing at the least. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, the date and the hour of the meeting and, in case of special business, the general nature of that business and shall be given in manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company in general meetings to such persons as are, under the Regulations of the Company, entitled to receive such notices from the Company.

Provided that a Meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in this Regulation, be deemed to have been duly called if it is so agreed:

(a) in the case of a Meeting called as the Annual General Meeting, by the Members entitled to attend and vote thereat; and

(b) in the case of any other Meeting, by majority in number of the Members having a right to attend and vote at the Meeting, being a majority together holding not less than 95 per cent in nominal value of the shares giving that right.

57. The accidental omission to give notice of a Meeting to, or the non-receipt of notice of a Meeting by, any person entitled to receive notice, shall not invalidate the proceedings at that Meeting.

PROCEEDINGS AT GENERAL MEETINGS

58. All business shall be deemed special that is transacted at an Extraordinary General Meeting, and also all that is transacted at an Annual General Meeting, with the exception of declaring a dividend, the consideration of the accounts, balance sheets and the reports of the Directors and auditors, the election of Directors in the place of those retiring and the appointment of, and the fixing of the remuneration of, the auditors.

59. No business shall be transacted at any General Meeting unless a quorum of Members is present at the time when the Meeting proceeds to business; save as herein otherwise provided two Members present in person or by proxy shall be a quorum. At all times when the Company has one and only Member, one Member present in person or by proxy shall be a quorum.

60. If within half an hour from the time appointed for the Meeting a quorum is not present, the Meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine, and if at the adjourned Meeting a quorum is not present within half an hour from the time appointed for the Meeting, the Members present shall be a quorum.

61. The chairman, if any, of the Board of Directors shall preside as chairman at every General Meeting of the Company, or if there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the holding of the Meeting or is unwilling to act, the Directors present shall elect one of their number to be chairman of the Meeting.

62. If at any Meeting no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for holding the Meeting, the Members present shall choose one of their number to be chairman of the Meeting.

63. The chairman may, with the consent of any Meeting at which a quorum is present (and shall if so directed by the Meeting), adjourn the Meeting from time to time and from place to place, but no business shall be transacted at any adjourned Meeting other than the business left unfinished at the Meeting from which the adjournment took place. When a Meeting is adjourned for thirty days or more, notice of the adjourned Meeting shall be given as in the case of an original Meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned Meeting.

64. At any General Meeting any resolution put to the vote of the Meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded:

(a) by the chairman; or

(b) by at least two Members present in person or by proxy; or

(c) by any Member or Members present in person or by proxy and representing not less than one-tenth of the total voting rights of all the Members having the right to vote at the Meeting; or

(d) by a Member or Members holding shares in the Company conferring a right to vote at the Meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all the shares conferring that right.

Unless a poll be so demanded, a declaration, by the chairman that a resolution has on a show of hands been carried or carved unanimously, or by a particular majority, or lost and an entry to that effect in the book containing the minutes of the proceedings of the Company shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

The demand for a poll may be withdrawn.

65. Except as provided in Regulation 67 if a poll is duly demanded, it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the Meeting at which the poll was demanded.

66. In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the Meeting shall not have a casting vote.

67. A poll demanded on the election of a chairman or on a question of adjournment of the Meeting shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the Meeting directs, and any business other than upon which a poll has been demanded may be proceeded with, pending the taking of the poll.

VOTES OF MEMBERS

68. Subject to any rights or restrictions for the time being attached to any class or classes of shares, on a show of hands every Member present in person shall have one vote, and on a poll every Member shall have one vote for each share of which he is the holder.

69. In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and for this purpose seniority shall be determined by the order in which the names stand in the register of Members.

70. A Member of unsound mind, or in respect of whom an order has been made by any Court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by the administrator of his property, his committee, receiver, curator bonis, or other person in the nature of an administrator, committee, receiver or curator bonis appointed by that Court, and any such administrator, committee, receiver, curator bonis or other person may, on a poll, vote by proxy.

71. No Member shall be entitled to vote at any General Meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

72. No objection shall be raised to the qualification of any voter except at the Meeting or adjourned Meeting at which the vote objected to is given or tendered and every vote not disallowed at such Meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairman of the Meeting whose decision shall be final and conclusive.

73. On a poll votes may be given either personally or by proxy.

74. The instrument appointing a proxy shall be in writing under the hand of the appointer or of his attorney duly authorised in writing, or, if the appointer is a corporation, either under seal or under the hand of an officer or attorney duly authorised. A proxy need not be a Member of the Company.

75. The instrument appointing a proxy and the power of attorney or other authority, if any, under which it is signed or a notarially certified copy of that power or authority shall be deposited at the registered office of the Company or at such other place within Cyprus as is specified for that purpose in the notice convening the Meeting, at any time before the time for holding the Meeting or adjourned Meeting, at which the person named in the instrument proposes to vote, or, in the case of a poll, at any time before the time appointed for the taking of the poll, and in default the instrument of proxy shall not be treated as valid.

76. An instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“                     (Name of the Company)                      Limited

I/We,                     , of                      being a Member/Members of the above-named Company, hereby appoint,                     ,                     , of                      or failing him                      of                     , as my/our proxy to vote for me/us or on my/our behalf at the (Annual or Extraordinary, as the case may be) General Meeting of the Company, to be held on the      day of             , 20    , and at any adjournment thereof.

Signed this      day of             , 20    ”

77. Where it is desired to afford Members an opportunity of voting for or against a resolution the instrument appointing a proxy shall be in the following form or a form as near thereto as circumstances admit-

“                     (Name of the Company)                      Limited

I/We,                     , of                     , being a Member/Members of the above-named Company, hereby appoint,                     ,                     , of                     or failing him                      of                     , as my/our proxy to vote for me/us or on my/our behalf at the (Annual or Extraordinary, as the case may be) General Meeting of the Company, to be held on the     day of             , 20    , and at any adjournment thereof.

Signed this day of             , 20    ”

This form is to be used in favour of/* against the resolution. Unless otherwise instructed, the proxy will vote as he thinks fit.

*	Strike out whichever is not desired.”

78. The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

79. A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed or the transfer of the share in respect of which the proxy is given, provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at its office before the commencement of the Meeting or adjourned Meeting at which the proxy is used.

80. Subject to the provisions of the Law, a resolution in writing signed or approved by letter, email or facsimile by each Member for the time being entitled to receive notice of and to attend and vote at General Meetings (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a General Meeting of the Company duly convened and held. Any such resolution may consist of several documents in the like form each signed by one or more of the Members or their attorneys, and signature in the case of a corporate body which is a Member shall be sufficient if made by a director or other authorised officer thereof or its duly appointed attorney.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

81. Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any Meeting of the Company or of any class of Members of the Company, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents, as that corporation could exercise if it were an individual Member of the Company.

DIRECTORS

82. Unless and until otherwise determined by the Company in General Meeting there shall be no minimum or maximum number of Directors. The first Directors of the

Company shall be appointed in writing by the subscribers to the memorandum of association or a majority of them and it shall not be necessary to hold any meeting for that purpose.

83. The remuneration of the Directors shall from time to time be determined by the Company in General Meeting. Such remuneration shall be deemed to accrue from day to day. The Directors may also be paid all traveling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or any committee of the Directors or General Meetings of the Company or in connection with the business of the Company.

84. The shareholding qualification for Directors may be fixed by the Company in General Meeting, and unless and until so fixed no qualification shall be required.

85. A Director of the Company may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as a shareholder or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company unless the Company otherwise directs.

BORROWING POWERS

86. The Directors may exercise all the powers of the Company to borrow or raise money without limitation or to guarantee and to mortgage, pledge, assign or otherwise charge its undertaking, property, assets, rights, choses in action and book debts, receivables, revenues and uncalled capital or any part thereof and to issue and create debentures, debenture stock, mortgages, pledges, charges and other securities as security for any debt, liability or obligation of the Company or of any third party.

POWERS AND DUTIES OF DIRECTORS

87. The business of the Company shall be managed by the Directors, who may pay all expenses incurred in promoting and registering the Company, and may exercise all such powers of the Company as are not, by the Law or by these Regulations, required to be exercised by the Company in General Meeting, subject, nevertheless to any of these Regulations, to the provisions of the Law and to such Regulations, being not inconsistent with the aforesaid Regulations or provisions as may be prescribed by the Company in General Meeting. But no Regulation made by the Company in General Meeting shall invalidate any prior act of the Directors which would have been valid if that Regulation had not been made.

88. The Directors may from time to time and at any time appoint any company, firm or person or body or persons, whether nominated directly or indirectly by the Directors, to be the authorised representative or attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Regulations) and for such period and subject to such conditions as they may think fit, and any such authorisation or power of attorney may, contain such provisions for the protection and convenience of persons dealing with any such authorised representative or attorney as the Directors may think fit and may also authorise any such authorised representative or attorney to delegate all or any of the powers, authorities and discretions vested in him.

89. The Company may exercise the powers conferred by section 36 of the Law with regard to having an official seal for use abroad, and such powers shall be vested in the Directors.

90. The Company may exercise the powers conferred upon the Company by sections 114 to 117 (both inclusive) of the Law with regard to the keeping of a dominion register, and the Directors may (subject to the provisions of those sections) make and vary such Regulations as they may think fit respecting the keeping of any such register.

91.	(1) A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract or employment with the Company shall declare the nature of his interest at a meeting of the Directors in accordance with section 191 of the Law.

(2) A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

(3) A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract, or any contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established.

(4) Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorise a Director or his firm to act as auditor of the Company.

92. All cheques, promissory notes, drafts, bills of exchange, and other negotiable instruments, and all receipts for moneys paid to the Company, shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Directors shall from time to time by resolution determine.

93.	The Directors shall cause minutes to be made in books provided for the purpose:

(a) of all appointments of officers made by the Directors;

(b) of the names of the Directors present at each meeting of the Directors and of any committee of the Directors;

(c) of all resolutions and proceedings at all meetings of the Company, and of the Directors, and of committees of Directors.

PENSIONS

94. The Directors may grant retirement pensions or annuities or other gratuities or allowances, including allowances on death, to any person or persons in respect of services rendered by him or them to the Company whether as managing Directors or in any other office or employment under the Company or indirectly as officers or employees of any subsidiary, associated or allied company of the Company, notwithstanding that he or they may be or may have been Directors of the Company and the Company may make payments towards insurance, trusts, schemes or funds for such purposes in respect of such person or persons and may include rights in respect of such pensions, annuities and allowances in the terms of engagement of any such person or persons.

DISQUALIFICATION OF DIRECTORS

95.	The office of Director shall be vacated if the Director:

(a) ceases to be a Director by virtue of section 176 of the Law; or

(b) becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(c) becomes prohibited from being a director by reason of any order made under section 180 of the Law; or

(d) becomes of unsound mind; or

(e) resigns his office by notice in writing to the Company.

APPOINTMENT OF ADDITIONAL DIRECTORS

AND REMOVAL OF DIRECTORS

96. The Directors shall have power at any time and from time to time, to appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, but so that the total number of Directors shall not at any time exceed the number fixed in accordance with these Regulations. Any Director so appointed shall hold office only until the next following Annual General Meeting, and shall then be eligible for re-election.

97. The Company may by ordinary resolution, of which special notice has been given in accordance with section 136 of the Law, remove any Director before the expiration of his period of office notwithstanding anything in these Regulations or in any agreement between the Company and such Director. Such removal shall be without prejudice to any claim such Director may have for damages for breach of any contract of service between him and the Company.

98. At any time, and from time to time, the Company may (without prejudice to the powers of the Directors under Regulation 96) by ordinary resolution appoint any person as Director and determine the period for which such person is to hold office.

PROCEEDINGS OF DIRECTORS

99. The Directors may meet together for the despatch of business, adjourn, and otherwise regulate their meetings as they think fit and questions arising at any meeting shall be decided by a simple majority of votes. In case of equality of votes the chairman shall not have a second or casting vote. A Director may, and the secretary on the requisition of a Director shall, at any time summon a meeting of the Directors. It shall be necessary to give at least a 96 hour notice of a meeting of Directors to any Director for the time being absent from Cyprus who has supplied to the Company a registered address situated outside Cyprus. A meeting may be held by telephone or other means whereby all persons present may at the same time hear and be heard by everybody else present and persons who participate in this way shall be considered present at the meeting. In such case the meeting shall be deemed to be held where the secretary of the meeting, is located. All board and committee meetings shall take place in Cyprus were the management and control of the company shall rest.

100. The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be one Director or his alternate.

101. The continuing Directors may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Regulations of the Company as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a General Meeting of the Company, but for no other purpose.

102. The Directors may elect a chairman of their meeting and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

103. The Directors may delegate any of their powers to a committee or committees consisting of such Member or Members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any Regulations that may be imposed on it by the Directors, as to its powers, constitution, proceedings, quorum or otherwise.

104. A committee may elect a chairman of its meetings; if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the Members present may choose one of their number to be chairman of the meeting.

105. Subject to any Regulations imposed on it by the Directors, a committee may meet and adjourn as it thinks proper and questions arising at any meeting shall be determined by a majority of votes of the Members present.

106. All acts done by any meeting of the Directors or of a committee of Directors or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

107. A resolution in writing signed or approved by letter, email or facsimile by each Director or his alternate shall be as valid and effectual as if it had been passed at a meeting of the Directors or a committee duly convened and held and when signed may consist of several documents each signed by one or more of the persons aforesaid.

ALTERNATE DIRECTORS

108.	(a) Each Director shall have power from time to time to nominate another Director or any person, not being a Director, to act as his alternate Director and at his discretion to remove such alternate Director.

(b) An alternate Director shall (except as regards power to appoint an alternate Director and remuneration) be subject in all respects to the terms and conditions existing with reference to the other Directors, and shall be entitled to receive notices of all meetings of the Directors and to attend, speak and vote at any such meeting at which his appointor is not present.

(c) One person may act as alternate Director to more than one Director and while he is so acting shall be entitled to a separate vote for each Director he is representing and, if he is himself a Director, his vote or votes as an alternate Director shall be in addition to his own vote.

(d) Any appointment or removal of an alternate Director may be made by letter, email or facsimile or in any other manner approved by the Directors. Any email or facsimile shall be confirmed as soon as possible by letter but may be acted upon by the Company meanwhile.

(e) If a Director making any such appointment as aforesaid shall cease to be a Director otherwise than by reason of vacating his office at a meeting of the Company at which he is re-elected, the person appointed by him shall thereupon cease to have any power or authority to act as an alternate Director.

(f) An alternate Director shall not be taken into account in reckoning the minimum or maximum number of Directors allowed for the time being but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Directors attended by him at which he is entitled to vote.

MANAGING DIRECTOR

109. The Directors may from time to time appoint one or more of their body to the office of managing Director for such period and on such terms as they think fit, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment. A Director so appointed shall not, whilst holding that office, be subject to retirement by rotation or be taken into account in determining the rotation of retirement of Directors, but his appointment shall be automatically determined if he ceases from any cause to be a Director.

110. A managing Director shall receive such remuneration (whether by way of salary, commission or participation in profits, or partly in one way and partly in another) as the Directors may determine.

111. The Directors may entrust to and confer upon a managing Director any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit, and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

SECRETARY

112. The secretary shall be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit; and any secretary so appointed may be removed by them.

113.	No person shall be appointed or hold office as secretary who is:-

(a) the sole Director of the Company; or

(b) a corporation the sole director of which is the sole Director of the Company; or

(c) the sole director of a corporation which is the sole Director of the Company.

These restrictions shall not apply at all times when the Company has one and only Member.

114. A provision of the Law or these Regulations requiring or authorizing a thing to be done by or to a Director and the secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in place of, the secretary. The present Regulation shall not apply at all times when the Company has one and only Member.

THE SEAL

115. The Directors shall provide for the safe custody of the seal, which shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf, and every instrument to which the seal shall be affixed shall be signed by a Director or his alternate and shall be countersigned by the Secretary or by a second Director or his alternate or by some other person appointed by the Directors for the purpose.

DIVIDENDS AND RESERVE

116. The Company in General Meeting may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

117. The Directors may from time to time pay to the Members such interim dividends as appear to the Directors to be justified by the profits of the Company.

118. No dividend shall be paid otherwise than out of profits.

119. The Directors may, before recommending any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit. The Directors may also without placing the same to the reserve carry forward any profits which they may think prudent not to divide.

120. Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid or credited as paid on the shares in respect whereof the dividend is paid, but not amount paid or credited as paid on a share in advance of calls shall be treated for the purposes of this Regulation as paid on the share. All dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid; but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly.

121. The Directors may deduct from any dividend payable to any Member all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.

122. Any General Meeting declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and in particular of paid up shares, debentures or debenture stock of any other Company or in any one or more of such ways, and the Directors shall give effect to such resolution, and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient, and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all parties, and may vest any such specific assets in trustees as may seem expedient to the Directors.

123. Any dividend, interest or other moneys payable in cash in respect of shares may be paid by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of that one of the joint holders who is first named in the register of Members or to such person and to such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders.

124. No dividend shall bear interest against the Company.

ACCOUNTS

125.	The Directors shall cause proper books of account to be kept with respect to:

(a) all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure takes place;

(b) all sales and purchases of goods by the Company; and

(c) the assets and liabilities of the Company.

Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

126. The books of account shall be kept at the registered office of the Company, or, subject to section 141(3) of the Law, at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

127. The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or Regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by statute or authorised by the Directors or by the Company in General Meeting.

128. The Directors shall from time to time, in accordance with sections 142, 144 and 151 of the Law, cause to be prepared and to be laid before the Company in General Meeting such profit and loss accounts, balance sheets, group accounts (if any) and reports as are referred to in those sections.

129. A copy of every balance sheet (including every document required by law to be annexed thereto) which is to be laid before the Company in General Meeting, together with a copy of the auditors’ report shall, not less than twenty-one days before the date of the meeting, be sent to every Member of, and every holder of debentures of the Company and to every person registered under Regulation 37. Provided that this Regulation shall not require a copy of those documents to be sent to any person of whose address the Company is not aware or to more than one of the joint holders of any shares or debentures.

CAPITALISATION OF PROFITS

130. The Company in General Meeting may upon the recommendation of the Directors resolve that it is desirable to capitalise any part of the amount for the time being standing to the credit of any of the Company’s reserve accounts or to the credit of the profit and loss account or otherwise available for distribution, and accordingly that such sum be set free for distribution, amongst the Members who would have been entitled thereto if distributed by way of dividend and in the same proportions on condition that the same be not paid in cash but be applied either in or towards paying up any amounts for the time being unpaid on any shares held by such Members respectively or paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such Members in the proportions aforesaid, or partly in the one way and partly in the other, and the Directors shall give effect to such resolution:

Provided that a share premium account and a capital redemption reserve fund may, for the purposes of this Regulation, only be applied in the paying up of unissued shares to be issued to Members of the Company as fully paid bonus shares.

131. Whenever such a resolution as aforesaid shall have been passed, the Directors shall make all appropriations and applications of the undivided profits resolved to be capitalised thereby, and all allotments and issues of fully paid up shares or debentures, if any, and generally shall do all acts and things required to give effect thereto, with full power to the Directors to make such provisions by the issue of fractional certificates or by payment in cash or otherwise as they think fit for the case of shares or debentures becoming distributable in fractions and also to authorise any person to enter on behalf of all the Members entitled thereto into an agreement with the Company providing for the allotment to them respectively, credited as fully paid up, of any further shares or debentures to which they may be entitled upon such capitalisation, or (as the case may require) for the payment up by the Company on their behalf, by the application thereto of their respective proportions of the profits resolved to be capitalised, of the amounts or any part of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all such Members.

AUDIT

132. Auditors shall be appointed and their duties regulated in accordance with sections 153 to 156 (both inclusive) of the Law.

NOTICES

133. A notice may be given by the Company to any Member either personally or by sending it by post, email or facsimile to him or to his registered address. Where a notice is sent by post, service of the notice shall be deemed to be effected, provided that it has been properly mailed, addressed, and posted, at the expiration of 24 hours after same is posted. Where a notice is sent by email or facsimile it shall be deemed to be effected as soon as it is sent, provided there will be the relevant transmission confirmation.

134. A notice may be given by the Company to the joint holders of a share by giving the notice to the joint holder first named in the register of Members in respect of the share.

135. A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representative of the deceased, or trustee of the bankrupt, or by any like descriptions, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

136. Notice of every General Meeting shall be given in any manner hereinbefore authorised to:

(a) every Member except those Members who have not supplied to the Company a registered address for the giving of notices to them;

(b) every person upon whom the ownership of a share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting; and

(c) the auditor for the time being of the Company.

No other person shall be entitled to receive notices of General Meetings.

WINDING UP

137. If the Company shall be wound up the liquidator may, with the sanction of an extraordinary resolution of the Company and any other sanction required by the Law, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

INDEMNITY

138. Every Director or other officer for the time being of the Company shall be indemnified out of the assets of the Company against any losses or liabilities which he may sustain or incur in or about the execution of his duties including liability incurred by him in defending any proceedings whether civil or criminal in which judgment is given in his favour or in which he is acquitted or in connection with any application under section 383 of the Law in which relief is granted to him by the Court and no Director or officer of the Company shall be liable for any loss, damage or misfortune which may happen to or be incurred by the Company in the execution of the duties of his office or in relation thereto. But this clause shall only have effect insofar as its provisions are not avoided by section 197 of the Law.

NAMES, ADDRESSES AND DESCRIPTION OF SUBSCRIBERS

1. A.T.S. NOMINEES LIMITED
Limited Liability Company
Registration No. 52415
Arch. Makarios Ave. 2-4,
Capital Center, 9th floor,
Nicosia

Dated this day of 2007

Witness to the above signatures:

ELSIE PRAXITELOUS
Secretary 2-4 Makarios III Ave. CAPITAL CENTER
9th Floor Nicosia

I confirm that I settled the above Memorandum and Articles of Association of the Company

Sgd
STELIOS TRIANTAFYLLIDES
Advocate 2-4 Makarios III Ave. CAPITAL CENTER
9th Floor Nicosia

SCHEDULE 8

BASE STRATEGIC PLAN

(‘000’s RUR)	2008	2009	2010

Volume (in dl.)	2 735 105	3 699 657	4 440 034

Sales	7 352 324	7 452 699	8 262 165

Turnover Rebates	194 468	289 252	361 632

Net Sales	7 157 856	7 163 447	7 900 533

COGS	5 092 475	3 192 389	2 717 754

Margin on Sales	2 065 381	3 971 058	5 182 780

Employee Expenses	484 176	806 885	1 096 106

Marketing Spend	631 390	938 275	1 160 I83

Selling, General and Administrative Expenses	253 964	424 118	561 700

Capital Expenditure	245 224 — 344 452	55 905 — 154 840	19 238 — 106 503

EBITDA	945 026	1 928 124	2 364 790

For information only

USD/RUR Exchange Rate: [—]

(`OOO’s USD)	2008	2009	2010

Volume (in dl.)	2 735 105	3 699 657	4 440 034

Sales	294 093	298 108	330 487

Turnover Rebates	7 779	11 570	14 465

Net Sales	286 314	286 538	316 021

COGS	203 699	127 696	108 710

Margin on Sales	82 615	158 842	207 311

Employee Expenses	19 367	32 275	43 844

Marketing Spend	25 256	37 531	46 407

Selling, General and Administrative Expenses	10 159	16 965	22 468

Capital Expenditure	9 809 — 13 778	2 236 — 6 194	770 — 4 260

EBITDA	37 801	77 125	94 592

SCHEDULE 9

CERTAIN EMPLOYEES

	Position	Salary Range, ‘000’ USD	Minimum Fixed Salary, ‘000’ USD
1	CEO	500 -1 000	500
2	Deputy CEO (COO)	300 - 480	300
3	Deputy CEO	300 - 480	300
4	Deputy CEO	300 - 480	300
5	CFO	300 - 480	300
6	Development Department Director	180 - 300	180
7	Sales Director	180 - 300	180
8	Logistic Director	170 - 300	170
9	Marketing Director	120 - 240	120
10	Finance Director	180 - 300	180
11	Legal Department Director	120 - 240	120
12	Production Department Director	156 - 240	156
13	IT Director	156 - 240	156
14	HR Director	156 - 240	156
15	Engineering/Technical Department Director	120 - 240	120
16	Quality Control Director	156 - 240	156
17	Procurement Department Director	156 - 240	156

IN WITNESS whereof the parties have EXECUTED and DELIVERED this Agreement as a DEED the day and year first before written

EXECUTED as a DEED	)
for and on behalf of	)
WHITE HORSE INTERVEST	)
LIMITED	)
Acting by /s/ Sergey Kupriyanov	)	/s/ Sergey Kupriyanov

Attorney-in-fact
Witness /s/ Oleg Isaev

EXECUTED as a DEED	)
for and on behalf of	)
BOLS SP. Z O.O.	)
acting by /s/ Christopher Biedermann	)	/s/ Christopher Biedermann

Attorney-in-fact
Witness /s/ Siawomir Koumiah

EXECUTED as a DEED	)
for and on behalf of	)
CENTRAL EUROPEAN	)
DISTRIBUTION CORPORATION	)
acting by /s/ William Carey	)	/s/ William Carey

Chairman, President and CEO

EXECUTED as a DEED	)
for and on behalf of	)
COPECRESTO ENTERPRISES	)
LIMITED	)
acting by /s/ William Carey	)	/s/ William Carey

Attorney-in-fact
Witness /s/ Siawomir Koumiah